                                                                    EXHIBIT 10.1

                                   AGREEMENT



                                  by and among



                    METHODIST HEALTHCARE - JACKSON HOSPITALS


          METHODIST HEALTHCARE CENTRAL MISSISSIPPI MEDICAL ASSOCIATES


                               JACKSON HMA, INC.


                       HEALTH MANAGEMENT ASSOCIATES, INC.


                                      AND


                       METHODIST HEALTHCARE, AS GUARANTOR


                         ----------------------------



                            Dated February 16, 1999

                               TABLE OF CONTENTS


                                  ARTICLE 1.

                                  DEFINITIONS
        1.1   Definitions................................................................       2
        1.2   Interpretation.............................................................       7

                                  ARTICLE 2.

                              BASIC TRANSACTIONS

        2.1   Assignment of Leased Assets................................................       8
        2.2   Purchase of Purchased Assets...............................................       8
        2.3   Assets Excluded from Transactions..........................................      10
        2.4   Assumption of Certain Liabilities..........................................      10
        2.5   Purchase Price; Net Working Capital Payment................................      10
        2.6   Post-Closing Adjustment....................................................      10
        2.7   Allocation of Purchase Price...............................................      11
        2.8   Hart-Scott Rodino Filing...................................................      11
        2.9   Title Insurance and Survey.................................................      11
        2.10  Accounts Receivable........................................................      11
        2.11  Methodist Healthcare North Campus Supreme Court Ruling.....................      11

                                  ARTICLE 3.

                                   CLOSING

        3.1   Closing....................................................................      12
        3.2   Actions of Jackson/HMA and HMA at Closing..................................      12
        3.3   Actions of Methodist at Closing............................................      13


                                       i

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


                                 ARTICLE 4.

              REPRESENTATIONS AND WARRANTIES OF METHODIST AND MHC
        4.1   Organization and Authorization.............................................      15
        4.2   Assets; Title..............................................................      16
        4.3   Corporate Authority; Consents; Absence of Conflicts With Other Agreements..      17
        4.4   Binding Obligations........................................................      18
        4.5   Financial Statements.......................................................      18
        4.6   Licenses...................................................................      18
        4.7   Medicare Participation; Accreditation......................................      18
        4.8   Regulatory Compliance......................................................      19
        4.9   Contracts..................................................................      19
        4.10  Equipment..................................................................      20
        4.11  Insurance..................................................................      20
        4.12  Employee Benefit Plans.....................................................      20
        4.13  Employees; Employee Relations..............................................      21
        4.14  Litigation or Proceedings..................................................      22
        4.15  Special Funds..............................................................      23
        4.16  Medical Staff Matters......................................................      23
        4.17  Subsequent Results.........................................................      23
        4.18  Environmental Matters......................................................      23
        4.19  Taxes                                                                            24
        4.20  No Broker's Fees...........................................................      24
        4.21  Methodist Medical Associates and MMA Physicians Operations.................      24

                                  ARTICLE 5.

            REPRESENTATIONS AND WARRANTIES OF JACKSON/HMA AND HMA

        5.1   Organization and Authorization of HMA......................................      26
        5.2   Organization and Authorization of Jackson/HMA..............................      26
        5.3   Corporate Authority; Absence of Conflicts With Other Agreements............      26
        5.4   Binding Obligations........................................................      26
        5.5   No Broker's Fees...........................................................      26





                                  ARTICLE 6.

                       PRE-CLOSING ACTIONS BY METHODIST

         6.1  Transition: Access.........................................................      27
         6.2  Operations.................................................................      27
         6.3  Regulatory Approvals.......................................................      28
         6.4  Additional Financial Information...........................................      28
         6.5  Additional Requirements....................................................      28
         6.6  Closing Conditions.........................................................      28

                                  ARTICLE 7.

                  PRE-CLOSING ACTIONS BY JACKSON/HMA AND HMA

         7.1  Regulatory Approvals.......................................................      28
         7.2  Closing Conditions.........................................................      29

                                  ARTICLE 8.

         CONDITIONS PRECEDENT TO JACKSON/HMA'S AND HMA'S OBLIGATIONS

         8.1  Representations.  Warranties and Covenants.................................      29
         8.2  Opinion of Methodist's Counsel.............................................      29
         8.3  Pre-Closing Confirmations..................................................      29
         8.4  Hart-Scott Rodino..........................................................      29
         8.5  Actions or Proceedings.....................................................      29
         8.6  Survey and Leasehold Title Insurance Policy................................      30
         8.7  No Adverse Change..........................................................      30
         8.8  Completion of Due Diligence................................................      30
         8.9  Instruments from County....................................................      30
        8.10  Licenses and Permits.......................................................      30
        8.11  Approvals by Governmental Entities.........................................      30
        8.12  Other Instruments and Documents............................................      31





                                  ARTICLE 9.

                CONDITIONS PRECEDENT TO METHODIST'S OBLIGATIONS

         9.1  Representations, Warranties and Covenants..................................      31
         9.2  Opinion of Jackson/HMA's and HMA's Counsel.................................      31
         9.3  Hart-Scott Rodino..........................................................      31
         9.4  Actions or Proceedings.....................................................      31
         9.5  Other Instruments and Documents............................................      31
         9.6  Instruments From County....................................................      31

                                  ARTICLE 10.

                                INDEMNIFICATION

        10.1  Indemnification by HMA.....................................................      32
        10.2  Indemnification by Methodist...............................................      32
        10.3  Survival...................................................................      32
        10.4  Limitations................................................................      33
        10.5  Indemnification Procedure..................................................      34

                                  ARTICLE 11.

                                  TERMINATION

 .........................................................................................      35

                                  ARTICLE 12.

                               FURTHER COVENANTS

12.1    Terminating Cost Reports.........................................................      35
        12.2  Insurance Coverage.........................................................      35
        12.3  Confidentiality............................................................      35
        12.4  Costs of Transaction.......................................................      36
        12.5  Preservation of Books and Records..........................................      36
        12.6  Cooperation................................................................      36
        12.7  Special Post-Closing Covenants.............................................      37
        12.8  Noncompetition Agreement...................................................      38
        12.9  Transition Services Agreement..............................................      38
       12.10  Guaranty of MHC............................................................      39



                                  ARTICLE 13.

                                  IN GENERAL
        13.1  Enforcement Expenses.......................................................      39
        13.2  Notice.....................................................................      40
        13.3  Schedules and Other Instruments............................................      40
        13.4  Choice of Law..............................................................      41
        13.5  Benefit....................................................................      41
        13.6  Waivers and Consents.......................................................      41
        13.7  Severability...............................................................      41
        13.8  Inferences.................................................................      41
        13.9  Amendment..................................................................      41
       13.10  Counterparts...............................................................      41
       13.11  Guaranty by HMA............................................................      41
       13.12  Exclusivity................................................................      42
       13.13  Entire Agreement...........................................................      44
       13.14  Completion of Exhibits and Schedules.......................................      44
       13.15  Year 2000 Defects..........................................................      44


                                 AGREEMENT

     This Agreement (this "Agreement") is made and entered into on the 16th day of February, 1999, by and among Methodist Healthcare - Jackson Hospitals, a Mississippi not-for-profit corporation ("MHC/Jackson"), Methodist Healthcare Central Mississippi Medical Associates, a Mississippi not-for-profit corporation, ("Methodist Medical Associates") (hereinafter MHC/Jackson, and Methodist Medical Associates are collectively called "Methodist"), Methodist Healthcare, a Tennessee not-for-profit corporation ("MHC"), Jackson HMA, Inc. a Mississippi corporation ("Jackson/HMA"), and Health Management Associates, Inc., a Delaware corporation ("HMA").

     WHEREAS, MHC/Jackson operates certain facilities located in Hinds County, Mississippi, consisting of two (2) general acute care hospitals licensed by the State of Mississippi known as Methodist Healthcare - Main Hospital (License #16-240, licensed for 380 acute and 29 psychiatric beds) (referred to hereinafter as "Methodist Main Campus") and Methodist Healthcare - North Hospital (license #13-240, licensed for 64 acute beds) (referred to hereinafter as "Methodist North Campus") (Methodist Main Campus and Methodist North Campus referred to as the "Hospital" or the "Hospitals"), together with all businesses owned or leased by the Hospitals or by MHC/Jackson in connection with the Hospitals, other than the Excluded Assets as hereinafter defined, including the MHC ownership interests and contracts relating to Health Choice of Mississippi, LLC, ("Health Choice") and all related services and offices, including all real property, whether owned, leased, developed or undeveloped, associated with any of the foregoing (all of which, including the Hospitals, being hereinafter sometimes referred to collectively as the "Hospital Facilities");

     WHEREAS, certain of the assets comprising the Hospital Facilities are owned by MHC/Jackson, and certain of the assets comprising the Hospital Facilities are owned by Hinds County (the "County") and leased to MHC/Jackson pursuant to that certain Hinds General Hospital Lease Agreement dated as of December 1, 1990, between the County, MHC/Jackson and MHC (the "County Lease");

     WHEREAS, Methodist Healthcare Central Mississippi Medical Associates ("Methodist Medical Associates"), owns and operates physician clinics located in Jackson, Carthage, Crystal Springs and Kosciusko, Mississippi, together with all businesses and all related services and offices, including all real property, whether owned, leased, developed or undeveloped, and personal property associated with any of the foregoing (all of which being hereinafter referred to collectively as the "Methodist Medical Associates Facilities");

     WHEREAS, Jackson/HMA desires to purchase, and Methodist desires to sell to Jackson/HMA, certain assets of Methodist pursuant to the terms contained in this Agreement;

     WHEREAS, the parties desire that MHC/Jackson and MHC assign the County Lease to Jackson/HMA and Jackson/HMA and HMA desire to assume the duties and obligations under the

County Lease, all as set forth in that certain Lease Assignment and Assumption Agreement attached hereto as Exhibit A, which would be entered into at the Closing, as defined below, among the County, as "Lessor"; MHC/Jackson as "Assignor"; Jackson/HMA, as "Assignee"; and HMA, as "Guarantor" (the "Lease Assignment"); and

     WHEREAS, Jackson/HMA is the wholly owned subsidiary of HMA and HMA has agreed to guarantee the performance of all of the terms of this Agreement.

     WHEREAS, MHC/Jackson and Methodist Medical Associates are wholly controlled subsidiaries of MHC and MHC has agreed to guarantee the performance of MHC/Jackson's and Methodist Medical Associates' obligations under this Agreement.

     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

     1.1 Definitions. In addition to the other definitions contained in the heading paragraph and the Recitals of this Agreement and in Section 1.2, the following terms will, when used in this Agreement, have the following respective meanings:

     "Affiliate" means an entity which, directly or indirectly, controls, is controlled by, or is under common control with, the referenced party.

     "Assets" means, collectively, the Leased Assets and the Purchased Assets.

     "Assumed Liabilities" means, collectively:

          a. all obligations of Methodist or any entity comprising Methodist arising out of or by reason of a transaction or event occurring, or payment or obligation accruing or arising, after the Effective Time under the Contracts; and

          b.  the Current Liabilities;

provided, however, that Assumed Liabilities does not include any capital leases, capital debt or any long-term liabilities, employee retirement, health, welfare or pension plan obligations, estimated self insurance costs, accrued vacation or sick leave time not identified on the balance sheet or existing or estimated third party payor liabilities of Methodist, the Hospitals or the Facilities.

     "Closing" has the meaning given it in Section 3.1.

     "Closing Balance Sheet" means the balance sheets of MHC/Jackson and Methodist Medical Associates as of the Closing Date.

     "Closing Date" has the meaning given it in Section 3.1.

     "Closing Statement" has the meaning given to it in Section 2.6.

     "Confidential Information" has the meaning given it by Section 12.3.

     "Contracts" has the meaning given it by Section 2.2 (d).

     "County" means Hinds County, Mississippi, a political subdivision of the State of Mississippi.

     "Current Assets" means all of the Methodist accounts receivable, including those related to Medicare, Medicaid and all other health care or third-party payors (less any estimated allowance for uncollectible accounts), inventories, prepaid expenses usable by Jackson/HMA, Medicare and Medicaid reimbursement and other current assets (but excluding cash, cash in banks and escrows, marketable securities and other cash equivalents), all as shown on the Closing Balance Sheet.

     "Current Liabilities" means all of the Methodist accounts payable, and accrued expenses (but excluding the current portion of long-term debt, capital leases and any other capital debt) all as shown on the Closing Balance Sheet.

     "Effective Time" has the meaning given it in Section 3.1.

     "Enforceability Exceptions" has the meaning given it by Section 4.4.

     "Environmental Laws" means, collectively, all federal, state and local statutes, regulations, ordinances, codes and orders (including all amendments thereto) pertaining to environmental matters (which includes air, water vapor, surface water, groundwater, soil or natural resources), including the Comprehensive Environmental Response, Compensation and Liability Act, the Medical Waste Tracking Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act and the Toxic Substance Control Act.

     "Environmental Permits" means all applicable permits, licenses, registrations, orders, authorizations and approvals of any Governmental Entity required under any of the Environmental Laws.

     "Escrow Agreement" has the meaning given to it by Section 12.7 (a).

     "Estimated Net Working Capital" has the meaning given to it by Section 2.5.

     "Excluded Assets" means, collectively:

          (a) cash, cash deposits in banks and escrows, marketable securities, and all other cash equivalent items of Methodist;

          (b) corporate and fiscal policies, procedures and records and other records pertaining to the operations of Methodist and Health Choice which MHC is required by law or contract to retain in its possession;

          (c) Methodist's assets not related (directly or indirectly) to the Hospitals, Health Choice or the Facilities, all to the extent specifically described on "Schedule 1.1 - Excluded Assets";

          (d) the non-transferable licenses, permits, certifications and governmental approvals with respect to the Hospitals, Health Choice or Methodist Medical Associates;

          (e) All refunds and reimbursements for periods prior to the Effective Time, including, but not limited to, those described in Section 12.1;

          (f) claims, rights and interests in that certain lawsuit styled Health Choice of Mississippi, Inc. v. Blue Cross and Blue Shield of Mississippi, Inc. and all related claims;

          (g) Ambulatory Operations, Inc., a Tennessee corporation, doing business as Consolidated Recovery and all of MHC's membership, partnership and equity interests therein;

          (h) Alliance Health Services, Inc., a Tennessee not-for-profit corporation and all of MHC's membership, partnership and equity interests therein;

          (i) Integrity Health Plan, a Mississippi health maintenance organization and all of MHC's membership, partnership and equity interests therein;

          (j) Methodist Healthcare - Middle Mississippi Hospital located in Lexington, Mississippi and all of MHC's membership, partnership and equity interests therein; and

          (k) data processing hardware and software owned by MHC and provided to MHC/Jackson under a shared services arrangement and specifically described on "Schedule 1.1 -Excluded Assets".

     "Facilities" means, collectively, the Hospital Facilities and the Methodist Medical Associates Facilities.

     "Financial Statements" means: (a) the unaudited balance sheets of MHC/Jackson as of December 31, 1996, 1997 and 1998, and the related statements of revenues and expenses, fund balances and cash flows for the years then ended;
(b) the unaudited balance sheet of MHC/Jackson as of the month ending prior to Closing, and the related unaudited statements of revenues and expenses, fund balances and cash flows for the year to date period then ended; (c) the unaudited balance sheets of Methodist Medical Associates as of December 31, 1997 and 1998, and the related statements of revenues and expenses, fund balances and cash flows for the years then ended; and (d) the unaudited balance sheet of Methodist Medical Associates as of the month ending prior to Closing, and the related unaudited statements of revenues and expenses, fund balances and cash flows for the year to date then ended.

     "First Party" has the meaning given it by Section 12.3.

     "GAAP" means generally accepted accounting principles.

     "Good Title" means, in the case of personal property, good and assignable title, and, in the case of real property, title as shown by the Title Commitment, subject to the matters described in this Agreement, including Permitted Encumbrances.

     "Governmental Entity" means any federal, state or local court, legislative body, governmental body, municipality, political subdivision, department, agency or authority.

     "Hazardous Substances" means and includes: (a) any hazardous materials, hazardous wastes, hazardous substances, and toxic substances as those or similar terms are defined under any Environmental Law; (b) Medical Waste; (c) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (d) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (e) radon; (f) any other hazardous, radioactive, toxic or noxious substance, material, pollutant or solid, liquid or gaseous waste; (g) any pollutant or contaminant (including petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas) that in its condition, concentration or area of release could have a significant effect on human health, the environment or natural resources; and (h) any substance that whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation.

     "Improvements" means all buildings, structures, fixtures, landscaping, utility lines, roads, driveways, fences, parking areas, contiguous and adjacent and entry rights and all other improvements to the Premises owned by Methodist and located in and upon the Premises.

     "Indemnified Party" and "Indemnifying Party" have the respective meanings given them by Section 10.5(a).

     "Leased Assets" means, collectively: (a) the Leased Premises; and (b) all rights, privileges and interests appurtenant to the foregoing; provided, however, that the Leased Assets do not include any of the Purchased Assets or any of the Excluded Assets. The Leased Assets include but are not limited to the real property described in "Schedule 1.1. - Leased Assets."

     "Leased Premises" has the meaning given it under the County Lease and the Lease Assignment.

     "Licenses and Permits" means, collectively, the State of Mississippi Department of Health licenses, and other licenses, permits, certificates, registrations, consents, orders, authorizations and approvals of any respect to the Facilities or the Leased Assets or the Purchased Assets.

     "Losses" means any and all liabilities, claims, demands, suits, causes of action, judgments, obligations, damages and deficiencies, and all costs and expenses incident thereto (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating and preparing or defending any litigation or proceeding, commenced or threatened, whether such litigation or proceeding is prosecuted by a party hereto or by a third party); provided, however, the term "Losses" does not include consequential, exemplary or punitive damages except those which are a result of intentional misconduct.

     "Medical Waste" means any solid waste generated in the diagnosis, treatment or immunizations of human beings or animals or in research pertaining thereto. Medical Waste includes special waste from health care facilities or providers which if improperly treated or handled may serve to transmit infectious diseases and which is composed of animal waste, bulk blood and blood products, microbiological waste, pathological waste or sharps, but does not include garbage or refuse from offices, kitchens or other non-health care activities.

     "Net Working Capital" has the meaning given it by Section 2.5.

     "Noncompetition Agreement" has the meaning given it by Section 12.8.

     "Other Party" has the meaning given it by Section 12.3.

     "Permitted Encumbrances" means: (a) the County Lease and Lease Assignment;
(b) encumbrances set forth on "Schedule 1.1 - Permitted Encumbrances"; (c) liens for taxes, not yet delinquent, for years subsequent to 1998; (d) the effect of any zoning ordinances currently enacted and affecting the Premises; (e) matters shown on the Surveys and approved by HMA or Jackson/HMA, and (f) such other liens or encumbrances as HMA or Jackson/HMA may expressly permit in writing subsequent to the Closing Date; provided, however, that liens or encumbrances arising out of any capital debt or other long-term liabilities of Methodist or County (other than liens and encumbrances set forth on "Schedule 1.1 - Permitted Encumbrances") are not Permitted Encumbrances.

     "Premises" shall mean the Leased Premises and the Purchased Premises.

     "Purchased Premises" has the meaning given it by Section 2.2 (a).

     "Purchase Price" has the meaning given it by Section 2.5.

     "Purchased Assets" has the meaning given it by Section 2.2.

     "Release" or "Released" when used in reference to Hazardous Substances has the meaning given by 42 U.S.C., Section 9601(22).

     "Taxes" means, collectively, federal, state and local income, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other taxes, including penalties and interest thereon and estimated taxes.

     "Survey" means the ALTA surveys of the Premises obtained by Methodist pursuant to this Agreement and certified in accordance with generally accepted professional standards describing the boundaries, improvements, setbacks and all matters of record set forth in the Title Commitment.

     "Title Commitment" means the preliminary title commitment issued by a title company selected by HMA setting forth the condition of title to each tract of real estate relating to the Leased Premises and Purchased Premises, which Commitment shall commit for the issuance of a title policy as to each such tract of real estate. A copy of the Title Commitment is attached as "Schedule 1.1 - Title Commitment".

     1.2 Interpretation. In this Agreement, unless the context otherwise requires: (a) references to "Articles" and "Sections" are to the Articles or Sections of this Agreement and references to "Schedules" are to the Schedules annexed hereto; (b) references to any party to this Agreement include references to its respective successors and permitted assigns; (c) references to judgment include any order, writ, injunction, decree, determination or award of any court or tribunal; (d) references to a person or entity include references to any individual, company, body corporate, association, partnership, firm, joint venture, trust or Governmental Entity; (e) any of the terms defined herein may, unless the context requires otherwise, be used in the singular or the plural depending on the reference; (f) the masculine pronoun includes the feminine and the neuter, and vice versa, as appropriate in the context; (g) with respect to any matter or thing, the terms "including" or "include" mean including but not limited to such matter or thing; (h) with respect to any party, the term "knowledge" or "best of knowledge" of such party means the actual awareness of any of the following: any person with the position of Vice President or above of Methodist and Maurice Elliott, Gary Shorb, Bob Trumpis, Steve West, Cato Johnson, Donna Abney, Kathy Sullivant, Lenon Coleman, John Pehler, Cam Welton and Steve Welker; and the term "knowledge" or "best of knowledge" when referring to Methodist shall also refer to MHC. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and have no legal effect in construing the provisions of this Agreement.

                                   ARTICLE 2.

                               BASIC TRANSACTIONS


     2.1 Assignment of Leased Assets. At Closing, conditioned upon the requisite actions being taken by the County, the County, MHC/Jackson, MHC, Jackson/HMA and HMA will execute and deliver the Lease Assignment.

     2.2 Purchase of Purchased Assets. At Closing, Methodist will sell, assign and transfer to Jackson/HMA all of Methodist's right, title and interest in and to the following, except as otherwise provided in the last sentence of this section (collectively, the "Purchased Assets"):

          (a) all real property owned by Methodist associated with the Hospital Facilities or Methodist Medical Associates Facilities which is more particularly described on Schedule 2.2(a), together with all Improvements thereon and interests therein and all rights, privileges, and easements appurtenant thereto (all collectively referred to as "Purchased Premises");

          (b) all furniture, furnishings, equipment, machinery, data processing hardware and software, vehicles and other tangible personal property owned on the Closing Date by Methodist, contained on the Premises or used in connection therewith or with the operation of the Facilities, including, but not limited to, the items described in Schedule 4.10, and all other rights, privileges and franchises owned or held on the Closing Date by Methodist relating to the operation or development of, or associated with, the Facilities;

          (c) except for those businesses identified as Excluded Assets, all businesses owned by Methodist, including those businesses comprising the Facilities, and all of Methodist's or MHC's membership, partnership and equity interests in such businesses or entities which ownership is more completely described in Schedule 2.2(c), to the extent that the transfer of such interests is not restricted, or if such restrictions exist, then to the extent that Methodist or MHC is able to obtain, with reasonable effort, the necessary consents, amendments or waivers in regard to such restrictions;

          (d) all the normal and customary contracts, operating leases, real property leases, agreements and commitments of Methodist or any of the entities comprising Methodist relating to the operations of the Facilities that are accepted by Jackson/HMA upon its review and approval for conformity to applicable laws and regulations and arms length, market rate terms and conditions and are set forth in Schedule 2.2(d), together with all other contracts, agreements and commitments added to Schedule 2.2(d) by mutual written agreement of the parties (collectively, the "Contracts"). The consents required for the assignment of specific Contracts shall be designated on Schedule 2.2(d);

          (e) Methodist's accounts receivable on the Closing Date if included in Net Working Capital (including those related to Medicare and Medicaid) relating to the operations of the Hospitals, Methodist Medical Associates and the Facilities and to the extent a receivable is not transferable, the right to receive from Methodist the proceeds from such receivable (collectively the "Accounts Receivable");

          (f) Methodist's inventories of goods and supplies on the Closing Date if included in Net Working Capital used or maintained in connection with or located in the Facilities, including, food, cleaning materials, disposables, linens, consumables, office supplies, pharmaceuticals, drugs and medical supplies (the "Inventories");

          (g) to the extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises held on the Closing Date by Methodist necessary to operate and conduct business at the Hospital Facilities or Methodist Medical Associates Facilities;

          (h) all goodwill associated with the Hospitals and the Facilities and all assignable warranties (expressed or implied) and, except as otherwise provided in this Agreement, assignable rights and claims assertable by Methodist related to the operation of the Facilities;

          (i) all patents and patent applications, if any, associated with the Hospitals, the Facilities or Methodist Medical Associates;

          (j) all trademarks or trade names and copyrights of Methodist, and the right to utilize proprietary manuals used in the operations of the Hospitals or Methodist Medical Associates, but excluding the names "Methodist" and "Health Choice";

          (k) all insurance proceeds (including applicable deductibles, co-payments or self insured requirements) arising in connection with damage to the Assets prior to Closing to the extent not expended for the repair and restoration of the Assets; and

          (l) all financial, patient, medical staff and personnel records (including, without limitation, all accounts receivable records, equipment records, medical/administrative libraries, medical records, patient billing records, documents, catalogs, books, records, files, operating manuals and current personnel records) relating to the operations of the Facilities, with MHC retaining copies or being furnished copies or originals, if needed, of any of such records as it may reasonably request after closing;

provided, however, that the Purchased Assets do not include any of the Leased Assets or any of the Excluded Assets.

     2.3 Assets Excluded from Transactions. The Excluded Assets, including the refunds, reimbursements and obligations associated with Medicare and Medicaid and other third party payor programs for periods prior to the Closing Date as described in Section 12.1, are not intended by the parties to be transferred to Jackson/HMA or HMA, whether by lease or by purchase, at Closing and are excluded from the transactions contemplated by this Agreement and by the Lease Assignment. The Excluded Assets do not share employees, space or equipment with the Facilities.

     2.4 Assumption of Certain Liabilities. As of the Effective Time, Jackson/HMA will assume all of the Assumed Liabilities and Jackson/HMA and HMA, jointly and severally, will indemnify and hold Methodist harmless with respect to the Assumed Liabilities. It is expressly understood and agreed that except for the Assumed Liabilities and subject to the as is disclaimers contained in
Section 4.2 (e) and the indemnification provisions of Article 10, neither Jackson/HMA nor HMA will assume, nor will either of them be liable for, any liability, obligation, claim against or contract of Methodist (or any of their Affiliates) arising out of any event, transaction or reason occurring during Methodist's ownership or operation of the Facilities.

     2.5 Purchase Price; Net Working Capital Payment. As consideration for the Leased Assets and Purchased Assets and other consideration as allocated on
Schedule 2.7, Jackson/HMA will pay to MHC: (a) a Purchase Price in the amount of One Hundred Fifteen Million and 00/100 Dollars ($115,000,000.00) (the "Purchase Price") and (b) a payment in an amount equal to the Net Working Capital which shall be the book value of the difference between the Current Assets and the Current Liabilities, less cash accounts and investments, on the Closing Date (the "Net Working Capital"). On or prior to the Closing Date, MHC and Jackson/HMA, will agree on an estimate of the Net Working Capital based on Methodist's balance sheets as of the month ending prior to the Closing Date plus a carry-forward adjustment for the period up to Closing (the "Estimated Net Working Capital"). At the Closing, Jackson/HMA will pay the amount of the Purchase Price and the amount of the Estimated Net Working Capital by wire transfer of immediately available funds. The amount of the Net Working Capital will be determined by and will be subject to a post-Closing adjustment as provided by Section 2.6.

     2.6 Post-Closing Adjustment. Jackson/HMA and MHC have jointly selected, Ernst & Young, Atlanta, Georgia, a national public accounting firm, to determine the amount of the Net Working Capital, which determination will be final and binding on the parties. The fees and expenses of such accounting firm will be shared equally by MHC and Jackson/HMA. Within sixty (60) days after the Closing Date, Ernst & Young will deliver to Jackson/HMA and MHC a closing statement (the "Closing Statement"), which will contain its determination of the Net Working Capital in accordance with generally accepted accounting principles (GAAP). If cash adjustments are to be made, then payment shall be made to the appropriate party by wire transfer of immediately available funds, within fifteen (15) days after the delivery of the Closing Statement by Ernst & Young as described in this Section 2.6.

     2.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Schedule 2.7, to be determined by mutual agreement of MHC and HMA before the Closing. The parties agree that this allocation will be used by them for all purposes including tax, reimbursement and other purposes. Each party, if applicable, hereto agrees that it will report the transaction in accordance with such allocation, including under Section 1060 of the Code, and that it will not take a position inconsistent with such allocation except with the written consent of the other party hereto.

     2.8 Hart-Scott Rodino Filing. The parties shall share equally in the payment of (i) the legal fees and costs associated with the Hart-Scott Rodino filing and (ii) the filing fee required for the Hart-Scott Rodino filing, the total costs not to exceed $60,000.

     2.9 Title Insurance and Survey. The title insurance premium for the Title Insurance Policies to be issued pursuant to the terms of the Title Commitment obtained by Jackson/HMA shall be paid by Jackson/HMA. The cost of the Survey obtained by Methodist shall be paid by Methodist.

     2.10 Accounts Receivable. Jackson/HMA is purchasing all of Methodist's Accounts Receivable on the Closing Date as defined in Section 2.2 (e) of this Agreement. After the Closing, Methodist shall remit to Jackson/HMA any payments received by Methodist with respect to the Accounts Receivable sold to Jackson/HMA. Any funds so collected will be remitted to Jackson/HMA within fifteen (15) days following receipt of such payments.

     2.11  Methodist Healthcare North Campus Supreme Court Ruling.
Jackson/HMA and HMA acknowledge that they are both fully aware of the ruling of the Mississippi Supreme Court in St. Dominic-Jackson Memorial Hospital and
                                 -----------------------------------------
Mississippi Baptist Medical Center v. Mississippi State Department of Health and
--------------------------------------------------------------------------------
Methodist Medical Center, Inc., No. 95-CC-00043-SCT (the "Methodist North Campus
------------------------------
Ruling") and understand that this ruling could result in the Methodist North Campus closing, and including, but not limited to, the Certificate of Need, license and/or other permits to operate the facility and provide the current level of services, being terminated. Jackson/HMA and HMA have entered into this Agreement with full knowledge of these facts and the potential consequences, and agree not to assert these facts as a basis for terminating this Agreement or a condition precedent to Closing. Except as hereinafter provided, the representations and warranties of Methodist under this Agreement shall be qualified by the terms of this Section 2.11. Notwithstanding the foregoing, the provisions of this Section 2.11 shall not modify, lessen or conflict with the indemnification rights of Jackson/HMA and HMA under Section 10.2(a) to recover Losses as the result of any breach of Section 4.8(a) pertaining to Methodist North Campus operations.

                                   ARTICLE 3.

                                    CLOSING


     3.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9, the closing of the transactions under this Agreement (the "Closing") will take place at the offices of Baker Donelson Bearman and Caldwell, 700 North State Street, Jackson, Mississippi (or such other place as the parties may mutually agree) within ten business days of the satisfaction or waiver of such conditions but no later than March 31, 1999, except as otherwise provided below (the "Closing Date").

     In the event that all of the conditions precedent under this Agreement have been satisfied or waived in writing, except that the County has not approved and authorized the execution and delivery of the Lease Assignment to Jackson/HMA and HMA on or prior to March 31, 1999 and Jackson/HMA and HMA have not obtained all regulatory approvals, authorizations and clearances of Governmental Entities required under Section 7.1 of this Agreement, then the Closing Date shall be extended until such conditions are satisfied; provided, however that the Closing Date shall not be extended beyond June 30, 1999 without written agreement by the parties.

     The parties agree that the transfer, sale and lease of the Leased Assets and the Purchased Assets shall be calculated and made effective as of 12:01 a.m., Central Time, on April 1, 1999 (the "Effective Time").

     3.2 Actions of Jackson/HMA and HMA at Closing. At Closing, and unless otherwise waived by Methodist in writing, Jackson/HMA and HMA will deliver to MHC and Methodist the following:

          (a) the Lease Assignment duly executed by Jackson/HMA and by HMA;

          (b) the Purchase Price and the Estimated Net Working Capital, delivered by wire transfer of immediately available funds;

          (c) copies of resolutions duly adopted by the Boards of Directors of Jackson/HMA and of HMA, authorizing and approving their respective performance of the transactions contemplated hereby and by the Lease Assignment, and their respective execution and delivery of this Agreement, the Lease Assignment and the other documents described herein, each certified as true, complete and in full force and effect as of the Closing Date by appropriate officers of Jackson/HMA and HMA, respectively;

          (d) certificates of a duly authorized Vice President of Jackson/HMA and HMA certifying that each covenant and agreement of Jackson/HMA and HMA to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects;

          (e) certificates of incumbency of the respective officers of Jackson/HMA and HMA executing this Agreement, the Lease Assignment and the other documents described herein, each dated as of the Closing Date;

          (f) a certificate of existence and good standing of HMA from the State of Delaware, and a certificate of existence of Jackson/HMA from the State of Mississippi, each dated within 10 calendar days prior to the Closing Date;

          (g) the opinion of Jackson/HMA's and HMA's counsel described in
     Section 9.2;

          (h) a certificate of a duly authorized Vice President of Jackson/HMA and HMA certifying that the representations and warranties of Jackson/HMA and HMA set forth in this Agreement are true and correct in all material respects as of the Closing Date;

          (i) the Escrow Agreement duly executed by Jackson/HMA and by HMA;

          (j) the Noncompetition Agreement duly executed by Jackson/HMA and by HMA;

          (k) the Transition Services Agreement duly executed by Jackson/HMA and HMA; and

          (l) such other instruments and documents as are customary for the transactions contemplated by this Agreement and as MHC reasonably deems necessary to effect the terms contemplated hereby and by the Lease Assignment.

     3.3 Actions of Methodist at Closing. At Closing, or unless otherwise stated herein or waived by HMA or Jackson/HMA in writing, Methodist and MHC will deliver to Jackson/HMA and HMA the following:

          (a) the Lease Assignment duly executed by MHC/Jackson and MHC;

          (b) exclusive possession of all of the Purchased Assets and Leased Assets;

          (c) documents of transfer and assignment, duly executed by Methodist, assigning to Jackson/HMA Good Title to the Purchased Assets subject only to Permitted Encumbrances;

          (d) at least ten (10) days prior to Closing. UCC Financing Statement searches, together with evidence satisfactory to Jackson/HMA and HMA of the right to full release at Closing of all liens noted thereon, except for the Permitted Encumbrances;

          (e) copies of resolutions duly adopted by the Board of Directors of Methodist and MHC, authorizing and approving Methodist's and MHC's performance of the transactions contemplated hereby and by the Lease Assignment and their respective execution and delivery of this Agreement, the Lease Assignment and the other documents described herein, certified as true, complete and in full force and effect as of the Closing Date by appropriate officers of Methodist and MHC respectively;

          (f) certificates of the appropriate officers of Methodist and MHC certifying that each covenant and agreement of Methodist and MHC to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects;

          (g) a certificate of incumbency of the officers of Methodist and of MHC executing this Agreement, the Lease Assignment and the other documents described herein, dated as of the Closing Date;

          (h) a certificate of existence and good standing of MHC from the State of Tennessee, a certificate of good standing of MHC/Jackson from the State of Mississippi, and a certificate of good standing of Methodist Medical Associates from the State of Mississippi, each dated within 10 calendar days prior to the Closing Date;

          (i) the opinion of Methodist's counsel described in Section 8.2;

          (j) a certificate of the appropriate officer of each of the corporations comprising Methodist certifying that the representations and warranties of Methodist set forth in this Agreement are true and correct in all material respects as of the Closing Date;

          (k) at least thirty (30) days prior to Closing, complete and accurate descriptions of the Premises upon which HMA may be able to secure the Title Commitment prior to Closing;

          (l) certified resolution of the County authorizing the appropriate representative of the County to sign the Lease Assignment and all other documents required by the County to effect the transfers by the County to Jackson/HMA under the Lease Assignment as described herein;

          (m) the Lease Assignment duly executed by the County;

          (n) any consents, estoppels, approvals, releases, filings and authorizations of third parties which are necessary in the reasonable opinion of Jackson/HMA and HMA (in form reasonably acceptable to Jackson/HMA and HMA) for the execution, delivery and consummation of this Agreement and the Lease Assignment, and the transactions contemplated thereby, including without limitation, those necessary for the assignment of the Contracts included in the Assumed Liabilities and estoppel and attornment letters from tenants, if any, of Methodist with respect to the Facilities;

          (o) executed notices of the sale, assignment and transfer of the Facilities, to be furnished to all third-party payors in a form approved by Jackson/HMA and HMA; and

          (p) Methodist shall deliver evidence of the tail insurance coverage required by Section 12.2 hereof;

          (q) the Escrow Agreement duly executed by Methodist;

          (r) the Noncompetition Agreement duly executed by Methodist and MHC;

          (s) the Transition Services Agreement duly executed by MHC; and

          (t) such other instruments and documents as are customary for the transactions contemplated by this Agreement and the Lease Assignment and as HMA reasonably deems necessary to effect the terms contemplated hereby and by the Lease Assignment.

                                   ARTICLE 4.

              REPRESENTATIONS AND WARRANTIES OF METHODIST AND MHC


     Methodist (solely with respect to the representations and warranties pertaining to Methodist) and MHC represent and warrant to Jackson/HMA and to HMA the following:

     4.1 Organization and Authorization. MHC/Jackson is a not-for-profit corporation created under the laws of the State of Mississippi, Methodist Medical Associates is a not-for-profit corporation created under the laws of the State of Mississippi and MHC is a not-for-profit corporation created under the laws of the State of Tennessee. Each of such corporations has the requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder, and conduct its business as now being conducted.

     4.2  Assets; Title.

          (a) Except for any loss, destruction or damage caused by Jackson/HMA or HMA or any of their respective Affiliates, officers, agents, employees or contractors, Methodist will bear all risk of loss, destruction or damage to any of the Assets occurring prior to Closing, whether due to fire, accident or other casualty, willful act, condemnation, riot, act of God or otherwise.

          (b) Methodist has no knowledge of any matters encumbering title to the Assets owned by Methodist except the matters covered by the Title Commitment. Methodist has Good Title to all of the Purchased Assets (other than leased equipment or leased real estate) owned by it and as of the Closing Date, Methodist will have Good Title to all of the Purchased Assets owned by it subject only to the Permitted Encumbrances.

          (c) At Closing, Methodist will transfer to Jackson/HMA Good Title to all of the Leased Assets owned by Methodist subject only to the Permitted Encumbrances. Without limiting the generality of the foregoing, on or before the Closing Date, Methodist will cause to be removed all security interests in or other liens or encumbrances (other than Permitted Encumbrances) on any of the Assets. After the Closing Date, if any lien, including any deed of trust lien, mechanic's or materialmen's lien or judgment lien, is asserted against any of the real property comprising the Assets, by, through or under Methodist which is not a Permitted Encumbrance, Methodist will promptly obtain the release of such lien or obtain title insurance covering such lien.

          (d) To the best of the knowledge of Methodist, there are no material violations of zoning laws or municipal ordinances regarding zoning matters affecting the Premises.

          (e) Except as otherwise specifically set forth in this Agreement, the Premises will be conveyed or assigned, as applicable, by Methodist "AS IS," WITH NO WARRANTY OF HABITABILITY, USE OR FITNESS FOR HABITATION WITH RESPECT TO THE REAL ESTATE AND "AS IS" WITH NO WARRANTIES, INCLUDING THE WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, CONDITION OR VALUE WITH RESPECT TO ALL OF THE OTHER LEASED AND PURCHASED ASSETS, and all of which warranties (both express and implied) Methodist hereby disclaims, and further subject to normal wear and tear on the Premises. Methodist has received no written recommendation from any insurer to repair or replace any of the Premises with which Methodist has not complied. Notwithstanding the foregoing provisions of this Section 4.2, Methodist represents and warrants to Jackson/HMA and HMA (1) that Methodist has notified Jackson/HMA and HMA of any physical defects, conditions, encroachments, or the like which would have a material adverse effect on the Assets or the operation of the Facilities, and of which Methodist has actual knowledge, (2) other than as disclosed in writing to Jackson/HMA and HMA, Methodist has not received notice of a violation of any applicable ordinance or other law, regulation, or requirement relating to the Assets, (3) other than as disclosed in writing to Jackson/HMA and HMA, Methodist has not received notice of condemnation, lien, assessment (other than ad valorem taxes) or the like relating to the Assets or the operation of the Assets and the Facilities, (4) other than as disclosed in writing to Jackson/HMA and HMA, the Assets and the operation of the Assets and the Facilities are in material compliance with all applicable zoning ordinances, and (5) other than as disclosed in writing to Jackson/HMA and HMA by Methodist, the Assets are not subject to easements, restrictions, liens, ordinances or other limitations on title so as to make the Assets unfit for its current use as the Hospitals, Methodist Medical Associates and the Facilities.

          (f) Methodist has no unfulfilled contracts for capital construction projects or construction in progress other than normal recurring maintenance and repairs. Except as described on Schedule 4.2(f), Methodist has entered into no agreements, including oral agreements or understandings regarding the development of future or pending construction of facilities in connection with the Facilities.

          (g) The only names, tradenames or fictitious names under which the business of the Hospitals, Methodist Medical Associates and the Facilities have been operated for the last five years are listed on Schedule 4.2(g).

          (h) Methodist and MHC acknowledge and agree that it is their intent to sell or lease to Jackson/HMA all real and personal property used in, usable with or related to the operation of the Facilities whether owned or leased by Methodist or MHC, except such property scheduled as Excluded Assets. MHC represents and agrees that it shall transfer to Methodist prior to Closing any assets which comprise the Facilities. If at any time before or after Closing, any tract or parcel of real estate (or improvements and fixtures thereon or any easement, appurtenances or rights related thereto) or any item of personal property whether owned or leased is inadvertently not included in this Agreement and such errors are discovered subsequent to execution of this Agreement, the parties agree that the Agreement shall be amended to correct such errors.

     4.3 Corporate Authority; Consents; Absence of Conflicts With Other Agreements. Methodist's and MHC's execution, delivery and performance of this Agreement and the other documents contemplated hereby to which Methodist or MHC is a party, and the consummation of the transactions contemplated hereby: (a) are within the corporate power of each of the corporations comprising Methodist and of MHC, are not in contravention of law or of the terms of any governing instruments of Methodist and of MHC and have been duly authorized by all appropriate corporate action; subject to the (i) execution and delivery by the County of the Lease Assignment, (ii) expiration or termination of the waiting period under the Hart-Scott-Rodino Act, and (iii) delivery of the consents described in Schedule 2.2(d); (b) will neither conflict with nor result in any material breach or contravention of, nor permit the acceleration of the maturity of a material portion of, the Assumed Liabilities, nor the creation of any lien, charge or encumbrance affecting any of the Assets; (c) will not violate conflict with or constitute on the part of Methodist or MHC a breach or a default under any existing statute, law, rule or regulation of any Governmental Entity or, subject to the delivery of the consents described in Schedule 2.2(d), any agreement, indenture, mortgage or lease to which Methodist or MHC may be subject; and (d) will not violate any order or judgment of any Governmental Entity to which Methodist or MHC may be subject.

     4.4 Binding Obligations. This Agreement constitutes the valid and legally binding obligation of Methodist and MHC and is enforceable against Methodist and MHC in accordance with the terms hereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights; generally and except as enforceability may be subject to general principles of equity (collectively, the "Enforceability Exceptions").

     4.5 Financial Statements. Methodist has heretofore delivered to HMA, and there are annexed hereto as Schedule 4.5, true and complete copies of the Financial Statements. The Financial Statements have been prepared materially in accordance with GAAP, applied throughout the periods indicated on a consistent basis (except as noted in the notes thereto), and except as described in
Schedule 4.5. Except as described in Schedule 4.5. the balance sheets comprising the Financial Statements present fairly in all material respects the financial condition of Methodist or the Facilities, as the case may be, at the dates indicated thereon, and the statements of revenue and expenses comprising the Financial Statements present fairly in all material respects the results of operations of Methodist or the Facilities, as the case may be, for the periods indicated thereon.

     4.6 Licenses. The Hospitals are duly licensed by the State of Mississippi as a 380 acute care and 29 psychiatric bed (in the case of Methodist Main Campus) hospital and a 64 acute care bed (in the case of Methodist North Campus) hospital. The ancillary departments and other operations thereof (included in the Facilities) that are required to be specifically licensed are duly licensed by the appropriate state agencies. Methodist and MHC have received no notice that Mississippi Medical Associates, if applicable, and the physicians employed by Mississippi Medical Associates (the "MMA Physicians") are not duly licensed by the appropriate state agencies. A list of all Licenses and Permits held by Methodist, the Hospitals, Mississippi Medical Associates and the MMA Physicians is attached as Schedule 4.6.

     4.7 Medicare Participation; Accreditation. The Hospitals are qualified for participation in the Medicare and Medicaid programs by the Health Care Financing Administration (AHCFA"), and each of the Hospitals has a current and valid provider agreement with the Medicare and Medicaid programs, and is currently accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), except as set forth in Schedule 4.7, and is in compliance in all material respects with the conditions of participation in such programs.

     Mississippi Medical Associates, if applicable, and the "MMA Physicians" are qualified for participation in the Medicare and Medicaid programs by HCFA, have current and valid provider agreements with the Medicare and Medicaid programs, and are in compliance in all material respects with the conditions of participation in such programs.

     4.8  Regulatory Compliance.

          (a) Medicare/Medicaid Compliance. Except as described on Schedule 4.8(a), the Facilities and their operations are in compliance in all material respects with all applicable statutes, rules, regulations and requirements of the Medicare and Medicaid programs, CHAMPUS and other federal and state health care programs in which the Facilities participate. Except as described on
Schedule 4.8(a) neither Methodist, MHC or the Facilities have received notice from either the Medicare or Medicaid programs, their fiscal intermediaries, the Mississippi State Division of Medicaid and the Office of the Governor of any pending or threatened investigations, and no such investigations are pending or threatened. Except as set forth in Schedule 4.8(a), neither Methodist, MHC nor the Facilities have received written notice of a violation of any Medicare or Medicaid program or other federal or state health care program in which the Facilities participate law, order, regulation or requirement, or notice of sanction, exclusion, lien, assessment relating to any part of the Assets or the operation of the Facilities.

          (b) Other Regulatory Compliance. For matters not covered by Section 4.8(a), to the knowledge of Methodist, except as set forth in Schedule 4.8(b), the Facilities are in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all Governmental Entities having jurisdiction over the Facilities and their operations, including, but not limited to, the Mississippi State Department of Health and JCAHO, and Methodist has timely filed all reports, data and other information required to be filed with such Governmental Entities where a failure to file timely would have a material adverse effect on the Facilities. Except as set forth in Schedule 4.8(b), neither Methodist nor the Hospitals have received written notice of a violation of any applicable ordinance or other law, order, regulation or requirement, or notice of condemnation, lien, assessment relating to any part of the Assets or the operation of the Facilities. To Methodist's knowledge, after reasonable inquiry, in order to consummate the transactions contemplated by this Agreement and the Lease Assignment, no certificate of need or other compliance with the Mississippi Health Care Certificate of Need Law of 1979, Mississippi Code Annotated Section 41-7-171 et seq, is required, with the sole exception of a thirty (30) day notice of change of ownership to the Mississippi State Department of Health.

     4.9 Contracts. Methodist has made available to HMA true and complete copies of each of the Contracts. Each of the Contracts constitutes the valid and legally binding obligation of Methodist and is enforceable against Methodist in accordance with its terms except as enforcement may be limited by any or all of the Enforceability Exceptions. To the best of Methodist's knowledge, each of the Contracts constitutes the valid and legally binding obligation of the other party thereto and is enforceable against such party in accordance with its terms except as enforcement may be limited by any or all of the Enforceability Exceptions. Each of the Contracts constitutes the entire agreement between the respective parties thereto relating to the subject matter thereof. Except as provided in Schedule 4.9, to the best of Methodist's knowledge, all obligations required to have been performed under the terms of the Contracts have been performed in all material respects and no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Contracts, and each of the Contracts is in full force and effect without default on the part of any party thereto. Where a consent to the assignment of any Contract is required as set forth in Schedule 2.2(d), Methodist and Jackson/HMA will cooperate and use their reasonable efforts to obtain such consent prior to Closing.

     4.10 Equipment. A depreciation schedule listing, as of December 31, 1998, the furniture, fixtures and equipment of Methodist is attached as Schedule 4.10(a). There are no capital leases of furniture, fixtures, equipment or other personal property of Methodist relating to the Facilities, other than those listed on Schedule 4.10(b).

     4.11 Insurance. Annexed hereto as Schedule 4.11 is a list of the insurance policies covering the ownership and operations of the Facilities and the Assets, reflecting the policies' terms, identity of insurers, amounts and coverage. All of such policies are now and will be until Closing in full force and effect (unless replaced with comparable coverages) with no premium arrearages.

     4.12  Employee Benefit Plans.

          (a) Except as set forth in Schedule 4.12(a), Methodist does not maintain, and is not required to contribute to or otherwise participate in an "employee benefit plan" or a "multi-employer plan" [as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")], including without limitation, any pension, profit-sharing, retirement, stock purchase or stock option plan, or any other retirement, compensation, welfare or fringe benefit plan, program or arrangement of any kind whatsoever, whether formal or informal, providing for benefits for, or for the welfare of, any or all of the employees of Methodist, any member of a group defined in Section 414(b), (c), (e), (m) or (o) of the Code, to which Methodist belongs or has belonged, or any predecessor of Methodist, or for the welfare of the beneficiaries of such employees (each an "Employee Plan"). Methodist shall be liable for any withdrawal liability with regard to such employees under the Multi-Employer Pension Plan Amendments Act of 1980. Methodist has no liability for unpaid compensation or fringe benefits not disclosed on Schedule 4.12(a). Methodist shall be solely responsible for any funds required to be paid to employees under the Employee Plans identified in Schedule 4.12(a) through the Closing Date.

          (b) Except as set forth in Schedule 4.12(b), no "party in interest" [as such term is defined in Section 3(14) of ERISA] or "disqualified person" (as such term is defined in Section 4975(e) of the Code) with respect to any of the Employee Plans has engaged in any "prohibited transaction" (as such term is defined in ERISA or the Code) which could subject any of the Employee Plans, any trusts thereunder, any trustee, custodian or administrator thereof, any person or entity holding or controlling assets of any of the Employee Plans, any party in interest or disqualified person or any other person or entity dealing with such

     Employee Plans to any tax, penalty or other cost or liability of any kind. To the best of Methodist's knowledge, no "reportable events" (as such term is defined in Section 4043 of ERISA) have occurred by reason of any act or omission of Methodist or any other person with respect to any of the Employee Plans.

          (c) Except as set forth in Schedule 4.12(c), Methodist has fully complied with all of its obligations under each of the Employee Plans and any applicable provisions of ERISA, the Code, and any and all other laws, rules, regulations, releases and other official pronouncements applicable to the Employee Plans, each Employee Plan that is intended to qualify under
     Section 401(a) of the Code has, at all times, so qualified and each Employee Plan has, at all times, been administered so as to comply with all applicable law including, but not limited to, ERISA, the Code, applicable state laws and any regulations thereunder, except when noncompliance could not have a material adverse effect on the business or prospects of Jackson/HMA, HMA or the Facilities.

          (d) Jackson/HMA and HMA will not be liable and will not be responsible for any debt, obligation, contribution, responsibility, withdrawal liability or other liability of Methodist under any Employee Plans, including, without limitation, any penalty, fee or funding obligation related to the termination of any plan. Methodist will be liable under the Employee Plans for all claims due and unpaid at or after Closing and for all claims incurred before or after the Closing, whether or not paid or presented before Closing, and for any liabilities arising from any failure before or after the Closing to comply with the applicable requirements of ERISA, the Code, applicable state laws or regulations thereunder.

          (e) To the best of Methodist's knowledge, Methodist has provided or caused to be provided notice of the availability of COBRA coverage for all of its present and former employees, and their dependents entitled to such notice because of a qualifying event occurring on or before the Closing. All COBRA coverage has been fully insured. Methodist shall be responsible for payment of all COBRA obligations. The only persons entitled to receive COBRA coverage or in the future elect COBRA coverage as a result of a qualifying event occurring on or prior to Closing are persons listed on
     Schedule 4.13(a). Upon Closing, all of Methodist's employees shall cease participation in all Employee Plans maintained by Methodist, except to the extent provided herein and any benefits owed such employees will be paid by Methodist.

     4.13  Employees; Employee Relations.

          (a) Schedule 4.13(a) hereto sets forth: (a) a complete list of all of Methodist's employees and rates of pay, together with true and correct copies of any and all employment contracts, fringe benefits and personnel policies, (b) the employment dates and job titles of each such person, and
     (c) categorization of each such person as a full-time or part-time employee of Methodist. For purposes of this paragraph, "part-time employee" means an employee who is employed for an average of fewer than sixteen (16) hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C.
     Section 2102 et seq., and any similar state laws.  Except as provided in
                  -- ---
     Schedule 4.13(a) Methodist has no employment agreements and all such employees are employed on an "at will" basis. To the best of Methodist's knowledge, Schedule 4.13(a) lists all ex-employees of Methodist utilizing or eligible to use COBRA (health insurance) and Schedule 4.13(a) shall be attached at Closing and shall set forth a complete list of all of Methodist's full- and part-time employees who have been terminated within ninety (90) days before Closing. Only after prior review and approval by Jackson/HMA, at its sole discretion, shall any employment agreement identified on Schedule 4.13(a) be added as a Contract.

          (b) Methodist and Jackson/HMA and HMA agree that the unemployment experience of Methodist will be transferred to Jackson/HMA if such a transfer of unemployment experience is allowed by law and elected by Jackson/HMA. If the payroll of the Facilities is reported in an unemployment insurance account with other payroll prior to the Closing, the portion of the unemployment experience transferred to Jackson/HMA shall be the same portion as the Facilities' state unemployment taxable payroll bears to the total state unemployment taxable payroll of Methodist's unemployment insurance account. Funds, if any, which are in group accounts for the purpose of paying reimbursable unemployment benefits will be transferred to Jackson/HMA if Jackson/HMA elects such transfer.
     Obligations to reimburse the state for unemployment benefits relating to persons who do not become employees of Jackson/HMA at Closing shall continue to be the obligations of Methodist. Methodist agrees to make available to Jackson/HMA the records of individual wages of all employees, as well as copies of state unemployment tax returns, to the extent necessary for Jackson/HMA to verify future unemployment tax rates and to calculate the correct taxable payroll for the remainder of the calendar year in which the transaction occurs.

          (c) Except as set forth in Schedule 4.13(c): (a) there is no pending or, to the best of Methodist's knowledge, threatened employee strike, union representation effort, work stoppage or labor dispute; (b) no collective bargaining agreement exists or is currently being negotiated by Methodist; no demand has been made to Methodist for recognition by a labor organization by or with respect to any employees at the Facilities; and (c) there are no pending or, to the best of Methodist's knowledge, threatened unfair labor practice claims, equal employment opportunity claims, wage and hour claims, unemployment compensation claims, workers' compensation claims or the like with respect to the Facilities.

     4.14  Litigation or Proceedings.  Except to the extent set forth in
Schedule 4.14, as of the date of this Agreement, there are no material claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Facilities or Methodist at law or in equity, or before or by any Governmental Entity. Without limiting the generality of the foregoing and except as listed on Schedule 4.14, to the best knowledge of Methodist, as of the date of this Agreement, no action or proceeding before any Governmental Entity has been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or by the Lease Assignment.

     4.15 Special Funds. Except as set forth in Schedule 4.15, none of the Assets is subject to any restrictions as a result of amounts received by Methodist for the purchase or improvement of the Assets or any part thereof under restricted or conditioned grants or donations.

     4.16 Medical Staff Matters. Methodist has heretofore provided to HMA true, correct and complete copies of the bylaws and rules and regulations (if any) of the medical staffs of the Hospitals. Except as set forth in Schedule 4.16, there are no pending or, to the best of Methodist's knowledge, threatened disputes with applicants, staff members or health professional affiliates, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

     4.17 Subsequent Results. Since December 23, 1998, and except as disclosed in the Financial Statements or any other Schedule, there has not been:
(a) any material adverse change, as defined in Section 8.7; (b) any material damage, destruction or loss (not covered by insurance) adversely affecting the Facilities; or (c) any sale, assignment, transfer or disposition of any item of plant, property or equipment of the Facilities having a net book value in excess of $20,000 (other than supplies), except in the ordinary course of its business or where replaced by a comparable or better item.

     4.18 Environmental Matters. Methodist acknowledges that HMA will conduct a Phase I environmental assessment of the Premises (the "Environmental Assessment") and deliver a copy of the Environmental Assessment to Methodist and its counsel. Except as disclosed in Schedule 4.18 or the Environmental Assessment, to the best of Methodist's knowledge, the Facilities are not in material violation of any Environmental Laws. Except as disclosed in Schedule
4.18 or the Environmental Assessment, to the best of Methodist's knowledge, (a) none of the Facilities has Released any Hazardous Substances in a manner that has materially violated any Environmental Laws, and (b) there has been no such release by any previous owner or operator of the Premises. Except as disclosed in Schedule 4.18 or the Environmental Assessment, to the best of Methodist's knowledge, none of the Facilities has (i) any underground storage tanks, as defined in 42 U.S.C. Section 6991(1)(A)(I), whether empty, filled or partially filled with any substance, or (ii) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actitiolite, whether friable or non-friable. Except as disclosed in Schedule 4.18, Methodist has not received since March 1, 1993, any written request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a Release or threatened Release of Hazardous Substances. Except as disclosed in Schedule 4.18, to the best of Methodist's knowledge, there is no lien, notice, litigation or threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Premises (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the Premises, or alleging any obligation under Environmental Laws. Prior to the Closing, Methodist will promptly notify HMA should Methodist receive any such request for information, notice or order, or become aware of any lien, notice, litigation or threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Premises (or any portion thereof) or any other environmental contamination or liability with respect to the Premises (or any portion thereof). To the best knowledge of Methodist after reasonable inquiry, the Hospital or Methodist holds all Environmental Permits required in connection with the use by Methodist of the Premises or the operation of the Facilities and, to the extent permitted by law, Methodist will effectively transfer to Jackson/HMA all such Environmental Permits, all of which to the best of Methodist's knowledge, are in good standing and are not subject to meritorious challenge.

     4.19 Taxes. Except as set forth in Schedule 4.19, Methodist has: (a) timely filed or extended all returns required to be filed by or in respect of the Facilities with respect to all Taxes; (b) paid all Taxes shown to have become due pursuant to such returns; and (c) paid all other Taxes for which a notice of assessment or demand for payment has been received, if the due date therefor has occurred. Except as set forth in Schedule 4.19, Methodist has not received any notice of any proposed assessments of Taxes against or in respect of the Facilities, or of any proposed adjustments to any tax returns filed by or in respect of the Facilities.

     4.20 No Broker's Fees. Methodist has not employed any investment banker, broker, finder, agent or other intermediary in connection with the negotiation or consummation of this Agreement or the Lease Assignment or of any of the transactions contemplated hereby or thereby as to which Jackson/HMA or HMA may have any liability for such investment banker's, broker's, finder's, agent's or other intermediary's financial advisory or similar fee.

     4.21  Methodist Medical Associates and MMA Physicians Operations.

          (a) To the best of Methodist Medical Associates' knowledge and belief, Methodist Medical Associates Facilities and MMA Physicians have operated in compliance with all federal, state, county and municipal laws, ordinances and regulations applicable thereto and neither Methodist Medical Associates nor any of the MMA Physicians has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. Section 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse, nor has any fraud or abuse been alleged within the last five (5) years by any Governmental Authority, a carrier or a third-party payor.

          (b) Methodist Medical Associates Facilities and MMA Physicians are presently participating in or otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid, and certain other third-party payor programs. To the best knowledge of Methodist Medical Associates after reasonable inquiry, all necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned as of the date hereof, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. To the knowledge of Methodist Medical Associates, Methodist Medical Associates Facilities and MMA Physicians are in material compliance with the requirements of all such third-party payor programs applicable thereto.

          (c) Methodist Medical Associates Facilities and MMA Physicians and persons and entities providing professional services for Methodist Medical Associates Facilities and MMA Physicians, have not, to the knowledge of Methodist Medical Associates, after reasonable inquiry, engaged in any activities which are prohibited by or are in violation of the rules, regulations, policies, contracts or laws pertaining to any third-party payor program, or which are prohibited by rules of professional conduct ("Governmental Rules and Regulations"), including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on Methodist Medical Associates Facilities and MMA Physicians's own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

          (d) Methodist Medical Associates Facilities and MMA Physicians have all licenses necessary to operate in accordance with the requirements of all applicable laws and has all necessary authorizations for the use and operation, all of which are in full force and effect. To the best of Methodist Medical Associates' knowledge after reasonable inquiry, there are no outstanding notices of deficiencies relating to Methodist Medical Associates Facilities and MMA Physicians issued by any Governmental Authority or Third-Party Payor requiring conformity or compliance with any applicable law or condition for participation of such Governmental Authority or Third-Party Payor, and after reasonable and independent inquiry and due diligence and investigation, Methodist Medical Associates Facilities and MMA Physicians has neither received notice nor has any knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the ordinary course.

                                   ARTICLE 5.

             REPRESENTATIONS AND WARRANTIES OF JACKSON/HMA AND HMA


     Jackson/HMA and HMA, jointly and severally, represent and warrant to Methodist and MHC the following:

     5.1 Organization and Authorization of HMA. HMA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. HMA has the requisite corporate power and authority to enter into this Agreement, the Lease Assignment and the other documents contemplated hereby and thereby, perform its obligations hereunder and thereunder, and conduct its business as now being conducted.

     5.2 Organization and Authorization of Jackson/HMA. Jackson/HMA is a corporation duly organized, validly existing and with active status under the laws of the State of Mississippi. Jackson/HMA has the requisite corporate power and authority to enter into this Agreement, the Lease Assignment and the other documents contemplated hereby and thereby, perform its obligations hereunder and thereunder, and conduct the business conducted at the Facilities.

     5.3 Corporate Authority; Absence of Conflicts With Other Agreements. Jackson/HMA's and HMA's respective execution, delivery and performance of this Agreement, the Lease Assignment and the other documents contemplated hereby and thereby, and the consummation by Jackson/HMA and HMA of the transactions contemplated hereby and thereby: (a) are within Jackson/HMA's and HMA's corporate powers, and are not in contravention of law or of the terms of their respective certificates of incorporation or bylaws, and have been duly authorized by all appropriate action and (b) will neither conflict with nor result in any material breach or contravention of, or the creation of any lien under, any indenture, agreement, lease, instrument or understanding to which either Jackson/HMA or HMA is a party or by which either is bound.

     5.4 Binding Obligations. This Agreement is the valid and legally binding obligation of Jackson/HMA and of HMA, respectively, and is enforceable against Jackson/HMA and HMA, respectively, in accordance with its terms, except as enforceability against Jackson/HMA or HMA may be restricted or limited by any or all of the Enforceability Exceptions.

     5.5 No Broker's Fees. Neither Jackson/HMA nor HMA has employed any investment banker, broker, finder, agent or other intermediary in connection with the negotiation or consummation of this Agreement or the Lease Assignment or of any of the transactions contemplated hereby or thereby or as to which Methodist or the County may have any liability for such investment banker's, broker's, finder's, agent's or other intermediary's financial advisory or similar fee.

                                   ARTICLE 6.

                        PRE-CLOSING ACTIONS BY METHODIST

     6.1  Transition: Access.  Prior to Closing, each of Methodist,
Jackson/HMA and HMA shall have used reasonable efforts to ensure a smooth transition of operations and control of the Facilities to Jackson/HMA. Without limiting the generality of the foregoing, Methodist will have permitted to the officers and authorized representatives and agents of HMA (at HMA's expense) reasonable access to the medical staff, employees and other personnel of the Facilities, and to the Facilities, the Assets and the books and records of Methodist and of the Hospital relating thereto, including the right to inspect the same and conduct audits and verifications thereof, provided however, that:
(a) none of the foregoing violates patient or other confidentiality requirements or impairs any other privilege or requirement of confidentiality under law or contract; (b) HMA has first provided reasonable notice of such access and inspection and has conducted the same in such a manner as not to interfere unreasonably with the operation of the Facilities or the conduct of Methodist's business; and (c) no such inspections will have taken place, and no members of the medical staff, employees or other personnel of the Hospital will have been contacted by HMA, without HMA first having coordinated such inspection or contact with the Hospital's Chief Executive Officer or his designee.

     6.2  Operations.  Prior to Closing, except as to matters described under
Section 2.11 of this Agreement or as listed on Schedule 6.2, Methodist: (a) will have carried on the business of the Facilities in substantially the same manner as they have, since December 23, 1998, been conducted and will have not made any material change in the operations, finance, accounting policies or real or personal property of the Facilities except in the ordinary course of Methodist's business; (b) will not make offers of employment at the Facilities to any person for periods expiring subsequent to the Closing Date, except in the ordinary course of business; (c) will not enter into any contract or commitment, or incur or agree to incur any liability not in the ordinary course of business, except for those offers, contracts, commitments and liabilities currently under negotiation and identified in Schedule 6.2(c); (d) will not increase the compensation payable or to become payable or make a bonus payment to or otherwise enter into one or more bonus agreements with any employee or agent, except in the ordinary course of business in accordance with existing personnel policies or contracts or except as identified in Schedule 6.2(d); (e) will not create or assume any mortgage, pledge or other lien or encumbrance upon any of the Assets, regardless of when acquired, other than Permitted Encumbrances, except in the ordinary course of business; (f) will not make or authorize any purchase order in excess of $20,000, except in the ordinary course of business;
(g) will not make or authorize any capital expenditures, except in the ordinary course of business and except as to those capital expenditures which will continue to be funded in the ordinary course of business prior to the Closing Date identified in Schedule 6.2(g), (the "Approved Capital Expenditures"); (h) will not sell, assign or otherwise transfer or dispose of any property, plant or equipment (other than supplies), except in the ordinary course of business or as contemplated in this Agreement; (i) will not take any action outside the ordinary course of business that would materially affect the Assets or the operation of the Facilities; (j) will have kept in full force and effect its insurance policies (unless replaced with comparable coverages); and (k) will have used reasonable efforts to (1) maintain and preserve the business organization of the Facilities intact, (2) retain employees at the Facilities (except for employment terminations in accordance with past practices), (3) maintain relationships with physicians, consistent with the bylaws, rules and regulations of the medical staff of the Hospital, and
(4) maintain relationships with suppliers, customers and others having business relations with the Facilities consistent with the terms of such relationships.

     6.3 Regulatory Approvals. Prior to Closing, Methodist will have fully and reasonably cooperated with Jackson/HMA and HMA in Jackson/HMA's and HMA's efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities required to consummate the transactions contemplated hereby and by the Lease Assignment. Methodist shall be apprised of Jackson/HMA's and HMA's efforts in obtaining such approvals, authorizations and clearances and shall be provided with copies of correspondence pertaining to requests and applications submitted by Jackson/HMA and/or HMA.

     6.4 Additional Financial Information. Prior to Closing, Methodist will have delivered to HMA true and complete copies of the unaudited balance sheets and the related unaudited statements of revenues and expenses of the Hospitals (if any) that have been prepared by Methodist for each month then ended subsequent to the date of the Financial Statements, which will have been prepared from and in accordance with the books and records of the Hospitals and Methodist Medical Associates and will fairly present in all material respects the financial position and results of operations of the Facilities as of the dates and for the periods indicated except for the absence of year end adjustments and the absence of footnote information.

     6.5 Additional Requirements. At least thirty (30) days prior to Closing, Methodist shall have delivered to Jackson/HMA the Survey.

     6.6 Closing Conditions. Prior to Closing, Methodist will have used reasonable effort to cause the conditions specified in Articles 8 and 9 over which Methodist has reasonable control (and which are not assigned to Jackson/HMA or HMA as duties under this Agreement) to have been satisfied as soon as reasonably practicable.

                                   ARTICLE 7.

                   PRE-CLOSING ACTIONS BY JACKSON/HMA AND HMA

     7.1 Regulatory Approvals. Prior to Closing, Jackson/HMA and HMA will have used all reasonable efforts to obtain the transfer or issuance, as the case may be, as promptly as practicable, of all required Licenses and Permits as set forth in Schedule 8.3, and all approvals, authorizations and clearances of Governmental Entities required to consummate the transactions contemplated hereby and by the Lease Assignment and to allow Jackson/HMA to operate the Facilities pursuant to the terms of the this Agreement and the Lease Assignment; provided, however, that Jackson/HMA and HMA shall not be required to obtain, or make any filings or efforts to obtain any certificate of need approval in connection with Methodist North Campus.

     7.2 Closing Conditions. Prior to Closing, Jackson/HMA and HMA will have used reasonable efforts to cause the conditions specified in Articles 8 and 9 over which Jackson/HMA and HMA have reasonable control (and which are not assigned to Methodist as duties under this Agreement) to have been satisfied as soon as reasonably practicable.

                                   ARTICLE 8.

          CONDITIONS PRECEDENT TO JACKSON/HMA'S AND HMA'S OBLIGATIONS


     This Agreement is executed by Jackson/HMA and HMA subject to satisfaction, on or before the Closing Date, of all of the conditions precedent set forth in this Article 8, any of which may be waived in writing by HMA:

     8.1 Representations. Warranties and Covenants. The representations and warranties of Methodist and MHC contained in this Agreement will be true in all material respects on and as of the Closing Date, and the covenants under this Agreement required to have been complied with or performed by Methodist and MHC before Closing will have been duly complied with or performed in all material respects.

     8.2 Opinion of Methodist's Counsel. Jackson/HMA and HMA will have received an opinion from general counsel to Methodist and MHC dated as of the Closing Date and addressed to Jackson/HMA and HMA, in the form set forth in
Schedule 8.2.

     8.3 Pre-Closing Confirmations. Jackson/HMA and HMA will have received confirmation from the appropriate Governmental Entities that the specific Licenses and Permits and Governmental Approvals described in Schedule 8.3 will have been or will be transferred or issued, as the case may be, in the name of Jackson/HMA on the Closing Date. The County shall have received and delivered to HMA an opinion from the Mississippi State Attorney General approving the transactions contemplated by this Agreement and the Lease Assignment and such other approvals as reasonable and necessary in the opinion of HMA to conclude the transactions contemplated by this Agreement.

     8.4 Hart-Scott Rodino. The waiting period under the Hart-Scott Rodino Act shall have expired or shall have been terminated.

     8.5 Actions or Proceedings. No order, ruling or judgment of any Governmental Entity will remain in effect which restrains, enjoins and/or otherwise prohibits the completion of the transactions contemplated hereby or by the Lease Assignment. As of the Closing Date, no action or proceeding before any Governmental Entity has been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or by the Lease Agreement.

     8.6 Survey and Leasehold Title Insurance Policy. HMA and Jackson/HMA shall receive the Survey and the Title Commitment in the form and containing such endorsements as HMA and Jackson/HMA shall require and which are satisfactory to HMA and Jackson/HMA and, in their discretion, HMA and Jackson/HMA determine to accept title to the Assets, on the Closing Date, subject to the matters set forth in the Survey, the Title Commitment and Permitted Encumbrances, provided that there is no intervening instrument placed of record or action of Methodist and/or the County that would otherwise impair delivery of Good Title to the Assets by Methodist and/or County and provided that all of the instruments required to satisfy the conditions set forth in the Title Commitment have or will be delivered in a form sufficient for the title insurance company issuing the Title Commitment to delete all of the Schedule B -
Section 1, requirements.

     8.7 No Adverse Change. Since December 23, 1998, no event, condition, or change will have occurred with respect to the operations, financial condition, assets, liabilities (contingent or otherwise) for which Jackson/HMA or HMA will be liable, or the income or business of the Facilities, that materially, adversely impairs or will materially adversely impair the use or value to Jackson/HMA of the Assets or of the Facilities.

     8.8 Completion of Due Diligence. HMA and Jackson/HMA shall have conducted and completed by March 1, 1999, due diligence which results are deemed satisfactory to HMA and Jackson/HMA, in their sole discretion, regarding all aspects of the Facilities, their financial condition, operations, physical structure and environmental compliance, together with satisfactory site visits, as deemed reasonably necessary by HMA and Jackson/HMA; provided however, HMA and Jackson/HMA shall have until March 15, 1999 to complete due diligence with respect to all matters relating to real estate, including, but not limited to obtaining surveys of the real property and satisfaction of any matters arising with respect to the title or use of the real property.

     8.9 Instruments from County. The County shall have delivered a certified copy of the Resolution of the Board of Supervisors of County authorizing the signing and delivery to Jackson/HMA of the Lease Assignment and an executed copy of the Lease Assignment, executed by and on behalf of the County, along with such other documents or instruments which may be required of the County by the Lease Assignment.

     8.10  Licenses and Permits.   HMA/Jackson and HMA shall have received
confirmation that each physician who is a MMA Physician is duly licensed by the appropriate state agencies.

     8.11  Approvals by Governmental Entities.

     HMA/Jackson and HMA shall have obtained documentation or other evidence reasonably satisfactory to it that it has received approval of this Agreement and the transactions contemplated hereunder from any Governmental Entity whose approval is required lawfully to effect same, including, but not limited to the Mississippi Attorney General.

     8.12 Other Instruments and Documents. Methodist shall have delivered to Jackson/HMA and HMA each of the instruments and documents required to be delivered by it by Section 3.3.

                                   ARTICLE 9.

                CONDITIONS PRECEDENT TO METHODIST'S OBLIGATIONS


     This Agreement is executed by Methodist subject to satisfaction on or before the Closing Date, of all of the conditions precedent set forth in this
Article 9, any of which may be waived in writing by Methodist:

     9.1 Representations, Warranties and Covenants. The representations and warranties of Jackson/HMA and HMA contained in this Agreement will be true in all material respects as of the Closing Date; and the covenants in this Agreement required to be complied with or performed by Jackson/HMA or HMA before Closing will have been duly complied with or performed in all material respects.

     9.2 Opinion of Jackson/HMA's and HMA's Counsel. Methodist will have received an opinion from general counsel of HMA and Jackson/HMA dated as of the Closing Date and addressed to MHC and Methodist in the form set forth in
Schedule 9.2.

     9.3 Hart-Scott Rodino. The waiting period under the Hart-Scott Rodino Act shall have expired or shall have been terminated.

     9.4 Actions or Proceedings. No action or proceeding before any Governmental Entity will remain in effect which restrains, enjoins and/or otherwise prohibits the transactions contemplated hereby or by the Lease Assignment.

     9.5 Other Instruments and Documents. HMA and Jackson/HMA will have delivered to Methodist each of the instruments and documents required to be delivered to it pursuant to Section 3.2.

     9.6 Instruments From County. The County shall have delivered a certified copy of the Resolution of the Board of Supervisors of the County authorizing the signing and delivery to Jackson/HMA of the Lease Assignment. In addition, the County shall have executed and delivered the Lease Assignment.

                                  ARTICLE 10.

                                INDEMNIFICATION


     10.1 Indemnification by HMA. To the extent, and subject to the limitations provided in this Article 10, from and after the Closing Date, HMA and Jackson/HMA, jointly and severally, will indemnify, protect, defend and hold harmless Methodist and MHC and its directors, trustees, officers and Affiliates, from and against:

          (a) any Losses suffered by any or all of them with respect to any or all of the Assumed Liabilities;

          (b) any Losses suffered by Methodist or MHC arising out of the ownership, use or operation of the Purchased Assets or the use or operation of the Leased Assets on or after the Closing Date, including, without limitation, any Medicare, Medicaid or any other third party payor claim relating to any period on or after the Closing Date; and all sales taxes, documentary or other excise or transfer taxes that Jackson/HMA and HMA are specifically responsible for under the terms of this Agreement, the Lease Assignment and other agreements related thereto; and

          (c) any Losses suffered by Methodist or MHC arising out of or resulting from any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or agreement on the part of Jackson/HMA or HMA contained in this Agreement.

     10.2 Indemnification by Methodist. To the extent, and subject to the limitations, provided in this Article 10, from and after the Closing Date, Methodist will indemnify, protect, defend and hold harmless Jackson/HMA and HMA, and their respective directors and officers from and against:

          (a) any Losses suffered by Jackson/HMA or HMA arising out of or resulting from any third party claims relating to any period on or before the Closing Date with respect to the Facilities, including any Medicare, Medicaid or any other third party payor claim and any Losses suffered by Jackson/HMA or HMA arising out of or resulting from any misrepresentation, breach of warranty or breach or nonfulfillment by Methodist of Section 4.8
     (a) of the Agreement; and

          (b) any Losses suffered by Jackson/HMA or HMA arising out of or resulting from any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or agreement on the part of Methodist contained in this Agreement.

     10.3 Survival. The representations and warranties made by Methodist, MHC, Jackson/HMA or HMA in this Agreement shall survive the Closing for a period of two years after the Closing Date (the "Indemnification Period") and any claim for indemnification which has not been asserted by notice given as provided in
Section 10.5 within such survival period may not be pursued and is hereby irrevocably waived after such time; provided, however, the representations and warranties made by Methodist with respect to Losses identified in Section 10.2(a) shall not be limited to such two year period and shall survive until the applicable statute of limitations associated with such claims has fully expired. However, to the extent notice of such claim shall have been given with respect to such representation or warranty prior to the expiration of the applicable Indemnification Period in accordance with this
Article 10 by the party seeking indemnification (the "Indemnitee") to the party from which indemnification is being sought (the "Indemnitor"), the representation or warranty alleged in the notice to have been breached shall survive, to the extent of the claim set forth in the notice only, until such claim is received. The provisions for indemnity contained herein constitute the exclusive basis, except as hereafter noted, for asserting liability for monetary damages under this Agreement or in respect of the transaction contemplated hereby. The only exception to indemnity as the exclusive remedy available to the parties is that the covenants and agreements contained in Article 12 of this Agreement shall survive the Closing until the covenants and agreements are complied with in accordance with their terms and HMA/Jackson and HMA may pursue injunctive relief as well as seek indemnification with respect to any Losses arising as a result of the breach of such covenants and agreements by Methodist.

     10.4  Limitations.

          (a) As used in this Article 10, the term "Losses" includes only Losses actually paid or incurred, and does not include: (i) any amounts recovered, or to which an Indemnitee is entitled, from any surety, insurance carrier or third party obligor, or the cost of maintaining any surety or insurance policies, or under any warranty or other claim or right, and no right of subrogation against the Indemnitor will accrue hereunder to or for the benefit of any surety, insurance company or any third party; (ii) any cost or expense previously counted in determining Losses or taken into account in any adjustments under Section 2.6. The Indemnitee agrees to submit in a timely manner to any applicable surety, insurance carrier or third party obligor, or under any warranty, claim or other right, all claims for indemnifiable Losses for which such entity may have liability.

          (b) Any recovery by Jackson/HMA and HMA as Indemnitees for indemnification for Losses described in Section 10.2 (b) and any recovery by Methodist as Indemnitee for indemnification for Losses described in
     Section 10.1 shall be limited as follows: Indemnitees shall not be entitled to recover Losses which do not individually exceed $10,000 (the "Deductible"). In addition, Losses that individually exceed $10,000 shall not be recoverable unless and until the total amount of all such Losses exceeds, in the aggregate, $1,000,000 (the "Basket"), in which event Indemnitees shall be entitled to recover in respect of such Losses the amount of the Losses that exceed the Basket. For any Losses which individually exceed $10,000, the entire amount of such Losses shall be included in the determination of the Basket. No Losses shall be included in determining whether the Deductible has been reached unless a notice seeking indemnification for such Losses has been given by the Indemnitee to the Indemnitor in accordance with Article 10. Jackson/HMA and HMA's recovery as Indemnitee against Methodist for Losses described in Section
     10.2 (a) shall not be limited by
     the Deductible or the Basket.

     10.5  Indemnification Procedure.

          (a) As a condition precedent to a claim under this Article 10, a party seeking indemnification hereunder (the "Indemnified Party") will promptly give to the party from whom indemnity is sought (the "Indemnifying Party") notice of any matter which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, which notice will specify in reasonable detail the nature of the claim, the basis for indemnification and the amount and nature of the Losses for which indemnification is sought. If a claim by a third party is made against an Indemnified Party and the Indemnified Party intends to seek indemnity hereunder with respect thereto, the Indemnified Party will promptly so as to not prejudice the Indemnifying Party's defenses of, or other obligations with respect to, such claim (and in any case within 30 days of such claim being formally made) give the Indemnifying Party notice of such claim. The Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all pertinent records, materials and information in its possession or under its control relating thereto as is reasonably requested by the Indemnifying Party. If and to the extent that the Indemnifying Party does not, within 20 days after receipt of such notice, object, then the Indemnifying Party will have 30 days after receipt of such notice to pay the Losses specified in the notice or to assume and control the defense of such third-party claim (including any appeals with respect thereto) at its expense and through counsel of its choice. If the Indemnifying Party elects not to defend against such claim, then it will promptly so notify the Indemnified Party and, in such event, the Indemnified Party will then be entitled, at its option, to assume and control the defense of such claim (including any appeals with respect thereto) at its expense and through counsel of its choice. In such event, if it is finally determined that the Indemnifying Party failed to assume the defense of a claim for which it is liable hereunder, then the expense of defending such claim will be borne by the Indemnifying Party.

          (b) The Indemnifying Party will be subrogated to any and all defenses, claims and setoffs which the Indemnified Party asserted or could have asserted against the third party making a claim. The Indemnified Party shall execute and deliver to the Indemnifying Party such documents as may be reasonably necessary to establish by way of subrogation the ability and right of the Indemnifying Party to assert such defenses, claims and setoffs.

                                  ARTICLE 11.

                                  TERMINATION


     This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing only upon the mutual written consent of Jackson/HMA, HMA, Methodist and MHC. In the event this Agreement is terminated as provided in this Article 11, Jackson/HMA or HMA shall deliver to Methodist and MHC all documents in its possession concerning Methodist and MHC previously delivered by Methodist and MHC to Jackson/HMA or HMA.

                                  ARTICLE 12.

                               FURTHER COVENANTS


     12.1 Terminating Cost Reports. Following the Closing Date, Methodist will prepare and timely file, upon HMA's and Jackson/HMA's prior review, all terminating cost reports, claims and other reports and documentation required by law or contract to be filed by Methodist with Medicare, Medicaid or other third-party payor programs in respect of the Facilities for operations prior to the Closing Date or as a result of the consummation of the transactions contemplated hereby or by the Lease Assignment. HMA and Jackson/HMA shall provide Methodist with reasonable and necessary assistance in the preparation of such cost reports, which assistance will include the reasonable use of the Facilities, personnel and accounting systems of the Facilities. Notwithstanding the foregoing, Methodist will be solely and financially responsible for the contents of all such reports, claims and documentation. Upon completion thereof, Methodist will promptly execute and file all such reports, claims and documentation. Methodist shall be solely entitled to all refunds and reimbursements and be obligated for any deficiencies relating to periods prior to the Closing Date. Jackson/HMA and HMA hereby agree that Methodist is entitled to all of such additional reimbursements and that Jackson/HMA and HMA shall pay to Methodist within fifteen (15) days following receipt of such payments, without deduction, offset, claim or hold-back, all of such additional reimbursements if received by Jackson/HMA, HMA or any of their Affiliates.

     12.2 Insurance Coverage. Following the Closing Date, Methodist will obtain, at its own expense, "tail coverage" for acts, errors and omissions of professional liability incurred by Methodist prior to the Closing Date with Jackson/HMA listed as an additional insured and at limits it determines adequate, but at least $5,000,000 in excess of its self-retention.

     12.3 Confidentiality. Prior to the Closing Date, Jackson/HMA and HMA (treated as one party for this purpose) and Methodist (each, the "First Party") will, and will use all reasonable efforts to cause its Affiliates, employees, representatives and agents to, hold in strict confidence all Confidential Information of the other party (each, the "Other Party"), unless compelled to disclose the same by judicial or administrative process or, in the opinion of counsel, by other requirements of law; provided, however, that in either such case the First Party will provide the Other Party with prompt prior notice thereof so that the Other Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 12.3. In the event that such protective order or other remedy is not obtained, or the Other Party waives compliance with the provisions hereof, the First Party will furnish only that portion of Confidential Information which, in the written opinion of the First Party's counsel, is required, and the First Party will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such of the disclosed Confidential Information as the Other Party so designates. The First Party will not otherwise disclose Confidential Information to any person, except with the consent of the Other Party. For the purposes hereof, "Confidential Information" means all information of any kind concerning the Other Party or any of its Affiliates, obtained directly or indirectly from the Other Party or any of its Affiliates, employees, representatives or agents in connection with the transactions contemplated hereby or by the Lease Assignment, except information (a) ascertainable or obtained from public or published sources, (b) received from a third party not under an obligation to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or (d) which was in the First Party's possession prior to disclosure thereof to the First Party and which was not subject to any obligation to keep such information confidential. The First Party recognizes that any breach of the provisions of this Section 12.3 would result in irreparable harm to the Other Party and its Affiliates and, therefore, that the Other Party will be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of its other legal and equitable remedies.

     12.4 Costs of Transaction. Whether or not the transactions contemplated hereby or by the Lease Assignment are consummated, and except as otherwise expressly provided herein or in the Lease Assignment, each party will bear its own fees, expenses and disbursements, and those of its Affiliates, agents, representatives, accountants, counsel and investment bankers, incurred in connection with the subject matter hereof.

     12.5 Preservation of Books and Records. Until the later to occur of (a) the final adjudication of any dispute or investigation arising out of the business, operations or affairs of the Facilities before the Closing Date, or
(b) 60 days following the running of applicable statutes of limitations, Jackson/HMA will maintain all books and records of the Facilities constituting a part of the Assets which relate to the use, operations or maintenance of the Assets or Facilities prior to the Closing Date, and Methodist or its assignee will maintain pursuant to its normal record retention policies all such books and records not constituting a part of the Assets, in each case to the extent reasonably necessary in connection with any tax, Medicare or Medicaid or other liability or matter for any period ending before the Closing Date.

     12.6 Cooperation. The parties will pursue and perform with all due diligence all acts, applications, authorizations and consents necessary or appropriate to the fulfillment of the provisions of this Agreement and the Lease Assignment, and will cooperate with each other and execute any and all documents reasonably incident thereto. In addition, for five years following the Closing Date, each party (treating Jackson/HMA and HMA as one party for this purpose) will, upon reasonable notice, during normal business hours, at the expense of the requesting party, only to the extent reasonably necessary to facilitate the transactions contemplated hereby or by the Lease Assignment, audits, compliance with governmental requirements and regulations and the prosecution or defense of third-party claims, and only to the extent that it does not unreasonably interfere with its business operations: (a) afford to the representatives of the other, including its counsel and accountants, full and complete access to such records and information as may be available relating to the Assets and the Facilities for periods prior to and subsequent to the Effective Time, and full and complete access to its officers and employees; and
(b) cooperate with, and use all reasonable efforts to cause its officers and employees to cooperate with the other and with appropriate Governmental Entities and third parties, in furnishing information, evidence, testimony and other reasonable assistance.

     12.7 Special Post-Closing Covenants. HMA shall, and shall cause Jackson/HMA to, comply with the following covenants:

          (a) Hospital Employees.  HMA will cause Jackson/HMA to offer
              ------------------
     employment on an "at will" basis, as of the Closing Date, and at their current compensation on the Closing Date, to all of the employees of Methodist (excluding senior management) who are active employees of Methodist as of the Closing Date. All of the individuals employed by Jackson/HMA will retain their current seniority, as of the Closing Date, with regard to vacation and sick time accrual under Jackson/HMA's plans. Such employees will also be given credit for any years of service with Methodist for purposes of qualified retirement plans that cover Jackson/HMA's employees with respect to eligibility, participation and vesting. With respect to health and disability insurance coverage, exclusions for pre-existing conditions and applicable waiting periods will be waived. The current compensation of the employees at the Closing Date will provide the base for future merit increases. Jackson/HMA agrees that it will not terminate any employee, for a ninety (90) day period after the Closing Date, except for cause or with respect to employees of Methodist North Campus upon closure of the operations of Methodist North Campus caused by operation of law.

          In the event of closure of the operations of Methodist North Campus, by operation of law, which occurs within six (6) months from the Closing Date, Methodist and Jackson/HMA shall contribute equally to the payment of a severance package to the employees of Methodist North Campus which will be different from and a substitution for the general severance policy applicable to other HMA employees. The severance package for Methodist North Campus shall be subject to the severance policy described in Schedule 12.7(a) of this Agreement. The severance liability for HMA under the severance package applicable only to employees of Methodist North Campus will not exceed one-half of the amount of six months employment equivalent or $1,800,000, whichever is less. At Closing, the amount of the $1,800,000 contribution to be paid by MHC/Jackson with respect to such severance payment contingency shall be paid to an Escrow Agent, selected upon mutual agreement of the parties, for deposit into an Escrow Account governed by the terms of an Escrow Agreement (the "Escrow Agreement") in the form attached hereto as Exhibit B. The Escrow Agreement shall provide that upon the final occurrence of the contingency of either the closure of the Methodist North Campus within the six months after the Closing Date or the running of such six month time period and the extinguishment of said contingent liability, the Escrow Agent will provide notice to the parties, make any payments to Jackson/HMA for payments made or to be made to employees of Methodist North Campus as required under the severance policy and pay to MHC any portion of the withheld contribution amount not expended pursuant to the terms of this Section 12.7(a) plus any interest earned thereon. In the event the severance liability exceeds $3,600,000, MHC shall pay to Jackson/HMA in addition to one-half of $3,600,000 the amount such severance liability exceeds $3,600,000.

          With regard to employees other than the employees of the Methodist North Campus, in the event of an employee reduction, HMA will cause Jackson/HMA to pay severance based on position and length of service with Methodist, Jackson/HMA and HMA in accordance with a severance policy that is applicable generally to all HMA employees. In addition to a severance payment, eligible employees will also have normal and customary rights to health plan continuation coverage as mandated by Section 4980B of the Code or applicable state health care continuation coverage statutes.

          (b) Jackson/HMA shall provide and maintain a chaplaincy program at the Hospitals. For a period of one year from and after Closing, Jackson/HMA shall employ two full time chaplains at current levels of compensation. During a period of four years from and after the first anniversary date of the Closing Date, Jackson/HMA shall guarantee its employment of at least one full time chaplain. During the five years after the Closing, Jackson/HMA shall continue to offer clergy discounts off hospital charges pursuant to the clergy discount policy of Methodist as of the execution of this Agreement.

     12.8 Noncompetition Agreement. Methodist and MHC hereby covenant and agree with HMA and Jackson/HMA to enter into a Noncompetition Agreement (the "Noncompetition Agreement") in the form attached hereto as Exhibit C. The execution and delivery of the Noncompetition Agreement shall be a condition to and required in connection with the purchase by Jackson/HMA of the Assets and the transactions contemplated by this Agreement.

     12.9 Transition Services Agreement. Methodist shall cooperate with Jackson/HMA to effect the transfer and conversion of computerized records and files relating to the Facilities to Jackson/HMA in a timely manner and shall provide Jackson/HMA with access to and use of data processing hardware and software of the centralized management information system of MHC, as shared by MHC/Jackson and Methodist Medical Associates prior to Closing, pursuant to the terms of a Transition Services Agreement in the form attached hereto as Exhibit D.

     12.10 Guaranty of MHC. MHC hereby unconditionally and absolutely guarantees to Jackson/HMA and HMA the full and prompt performance and observation by Methodist of each and every obligation, covenant and agreement of Methodist arising out of, connected with, or related to, this Agreement. This Guaranty is a continuing guaranty and shall remain in effect, and the obligations of MHC as Guarantor shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of MHC as Guarantor:

          (a) the compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement, release, change, modification or amendment) of any or all of the obligations, duties, covenants or agreement of any party under this Agreement; or

          (b) the extension of the time for performance of payment of money pursuant to the Agreement, or of the time for performance of any other obligations, covenants or agreement under or arising out of this Agreement or the extension or the renewal thereof (except to the extent of such extension of time).

MHC as Guarantor agrees that if Methodist shall fail to perform or observe any term, condition, indemnity, covenant or agreement which is guaranteed hereunder, MHC shall duly and promptly pay, perform and observe the same. If MHC fails to promptly perform its obligations under this Guaranty, HMA/Jackson and HMA may from time to time, and without first requiring performance by Methodist, bring any action at law or in equity, or both, to compel MHC as Guarantor to perform its obligations hereunder, and to collect any such action compensation for all loss, cost, damage, injury and expense sustained or incurred by HMA/Jackson or HMA as a direct or indirect consequence of the failure of MHC to perform its obligations. MHC will pay all costs, expenses and fees, including all reasonable attorneys' fees, which may be incurred by HMA/Jackson and/or HMA in any successful proceeding instituted to enforce the duties and obligations of MHC as Guarantor under this section, following any default on the part of MHC hereunder. MHC will execute and deliver such other agreements, documents and instruments as may be reasonably required to further evidence MHC's obligations set forth in this Section. Any discharge or limitation of Methodist's obligations under this Agreement by operation of law or otherwise will not discharge or limit MHC's obligations to Jackson/HMA and HMA.

                                  ARTICLE 13.

                                   IN GENERAL


     13.1 Enforcement Expenses. Except as otherwise expressly provided herein, in the event any party elects to incur legal expenses to enforce, defend or interpret any provision of this Agreement as between it and the other party, the prevailing party will be entitled to recover from the non-prevailing party (or non-prevailing parties, jointly and severally) the amount of such legal expenses, including attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party will be entitled.

     13.2 Notice. Any notice, demand or communication required, permitted or desired to be given hereunder must be in writing and will be deemed effectively delivered when personally delivered; when actually received by recognized overnight courier; or five days after being deposited in the United States mail, with postage prepaid thereon, by certified or registered mail, return receipt requested, addressed as follows:

     if to Methodist:  Methodist Healthcare
                       1211 Union Avenue, Suite 700
                       Memphis, TN  38104
                       Attention:  Maurice W. Elliott
                       Chief Executive Officer

     with a copy to:  Methodist Healthcare
                      1211 Union Avenue, Suite 700
                      Memphis, TN  38104
                      Attention:  W. Steven West
                      Senior Vice President/General Counsel

     if to Jackson/HMA
     or to HMA:       Health Management Associates, Inc.
                      5811 Pelican Bay Boulevard, Suite 500
                      Naples, FL  34108-2710
                      Attention: William J. Schoen
                      Chairman and Chief Executive Officer

     with a copy to:  Health Management Associates, Inc.
                      5811 Pelican Bay Boulevard, Suite 500
                      Naples, FL  34108-2710
                      Attention: Timothy R. Parry, Esq.
                      Vice President and General Counsel

or to such other address, or to the attention of such other person, as any party may designate by notice delivered in like manner.

     13.3 Schedules and Other Instruments. Each Schedule, provided hereunder and each written disclosure required hereby is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full.

     13.4 Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Mississippi without regard to its principles of conflicts of laws.

     13.5 Benefit. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended to benefit any other individual, group, association or entity.

     13.6 Waivers and Consents. Any waiver of any provision of this Agreement and any consent given hereunder must be in writing signed by the party sought to be bound, The waiver by any party of a breach or violation of any provision of Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof. No delay or failure on the part of any party in exercising or enforcing any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of any other right, power or privilege.

     13.7 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability will in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which will be and remain in full force and effect, and enforceable in accordance with its terms.

     13.8 Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against any party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

     13.9 Amendment. This Agreement may be amended, and the terms hereof may be modified, only by a writing executed by each of the parties hereto, and any matter referred to herein as mutually agreed to or designated by the parties must be evidenced by such a writing.

     13.10 Counterparts. This Agreement, and any document or instrument required or permitted hereunder, may be executed in counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.

     13.11 Guaranty by HMA. HMA hereby unconditionally and absolutely guarantees to Methodist and MHC the full and prompt performance and observation by Jackson/HMA of each and every obligation, covenant and agreement of Jackson/HMA arising out of, connected with, or related to, this Agreement. This Guaranty is a continuing guaranty and shall remain in effect, and the obligations of HMA as Guarantor shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of HMA as Guarantor:

          (a) the compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement, release, change, modification or amendment) of any or all of the obligations, duties, covenants or agreement of any party under this Agreement; or

          (b) the extension of the time for performance of payment of money pursuant to the Agreement, or of the time for performance of any other obligations, covenants or agreement under or arising out of this Agreement or the extension or the renewal thereof (except to the extent of such extension of time).

HMA as Guarantor agrees that if Jackson/HMA shall fail to perform or observe any term, condition, indemnity, covenant or agreement which is guaranteed hereunder, HMA shall duly and promptly pay, perform and observe the same. If HMA fails to promptly perform its obligations under this Guaranty, Methodist and MHC may from time to time, and without first requiring performance by Jackson/HMA, bring any action at law or in equity, or both, to compel HMA as Guarantor to perform its obligations hereunder, and to collect any such action compensation for all loss, cost, damage, injury and expense sustained or incurred by Methodist and MHC as a direct or indirect consequence of the failure of HMA to perform its obligations. HMA will pay all costs, expenses and fees, including all reasonable attorneys' fees, which may be incurred by Methodist and MHC in any successful proceeding instituted to enforce the duties and obligations of HMA as Guarantor under this section, following any default on the part of HMA hereunder. HMA will execute and deliver such other agreements, documents and instruments as may be reasonably required to further evidence HMA's obligations set forth in this Section. Any discharge or limitation of Jackson/HMA's obligations under this Agreement by operation of law or otherwise will not discharge or limit HMA's obligations to Methodist and MHC.

     13.12  Exclusivity.

          (a) HMA contemplates the expenditure of substantial sums of time and money in connection with legal, accounting, financial, and due diligence work to be performed in conjunction with the transactions contemplated under this Agreement. For purposes of inducing HMA and Jackson/HMA to proceed with the transactions, Methodist shall not, directly or indirectly, initiate or hold discussions with any person or entity (other than HMA) concerning a purchase, affiliation, or lease of all or a material part of the Assets, directly or indirectly, whether by sale of equity, merger, consolidation, sale or lease of material assets, affiliation, joint venture, or other material transaction for the period of time from the date hereof until the termination of this Agreement. Methodist will promptly notify HMA by telephone and thereafter confirm in writing via facsimile, if any such discussions or negotiations are sought to be initiated with, or any such proposal or possible proposal is received directly or indirectly, by Methodist. In the event Methodist receives an unsolicited offer related to a type of transaction described in this paragraph, Methodist shall promptly inform the person making such unsolicited offer of the existence of its obligations under this

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

Section 13.12 but shall not disclose the contents of this Section or this Agreement, and Methodist shall reject such offer and promptly notify HMA thereof.

          (b) Methodist acknowledges that Jackson/HMA and HMA has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of Methodist, the Hospitals and the Facilities, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Agreement and the accomplishment of the transactions contemplated hereunder, and will be unable to evaluate and make investments in or acquire other entities due to this effort and expense. Jackson/HMA and HMA acknowledge that Methodist has spent and will be required to spend, substantial time and effort and will incur substantial fees and expenses in connection with the preparation of this Agreement and the accomplishment of the transactions contemplated hereunder. Therefore, each party hereby agrees in order to induce the other party to enter into this Agreement as follows: If the conditions precedent under this Agreement to the obligations of a party (the "First Party") to close the transactions under this Agreement have been fulfilled and the other party (the "Second Party") is ready, willing and able to close the transactions under this Agreement but the First Party fails to close the transaction in violation of the terms of this Agreement, then the First Party shall promptly pay to the Second Party a fee of Three Million Dollars ($3,000,000) which amount shall be payable within five days after the termination of the Agreement by wire transfer in same-day funds.

          (c) After the execution of this Agreement, neither Methodist's Board of Directors, Board officers or senior management, nor their agents, acting in their official capacity, will solicit or negotiate in response to other offers from any person or entity. In the event Methodist receives any unsolicited offers from any person or entity, it will refrain from negotiating or discussing the offer from the offerer and instead will respond in writing that it has entered into this Agreement and pursuant to this section, cannot consider any unsolicited offers. In the event Methodist breaches the above provision and the transaction under this Agreement does not close for any reason except for a breach by Jackson/HMA or HMA or except for the failure of a condition precedent for reasons other than any act or omission by Methodist, Methodist will pay Jackson/HMA a fee of Three Million Dollars ($3,000,000).

          (d) The amount of Methodist's liability , in the aggregate, under paragraphs (b) and (c) of this Section 13.12 shall be no more than $3,000,000. The parties acknowledge that the agreements contained in this section are an integral part of the transactions contemplated in this Agreement, and that without these agreements, the parties would not enter into this Agreement; accordingly, if the Terminating Party fails to promptly pay the amount due pursuant to this Section 13.12, and in order to obtain such payment, the Nonterminating Party commences a suit which results in a judgment against the Terminating Party for the fee set forth in this Section, Terminating Party shall pay to the Nonterminating Party its reasonable costs and expenses (including attorneys' fees) in connection with such suit, together with prejudgment interest on the amount of the fee at the floating rate equal to the prime rate as quoted in The Wall Street Journal on the date this
                                 -----------------------
     Agreement was signed.

          (e) For the purposes of this Section 13.12 the term Methodist shall include MHC.

     13.13 Entire Agreement. This Agreement supersedes all previous agreements and constitutes the entire agreement of whatsoever kind or nature existing among the parties representing the within subject matter, and no party will be entitled to benefits other than those specified herein and therein. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained herein and therein and no others. All prior representations or agreements, whether written or oral, not expressly referenced herein are superseded.

     13.14 Completion of Exhibits and Schedules. Certain of the Exhibits and Schedules have not been prepared in their final form at the time of execution of this Agreement. Input by Methodist and Jackson/HMA is necessary to finalize the Exhibits and Schedules and each party agrees to use its reasonable best efforts to finalize them. Submission of Exhibits and Schedules shall be made on or before March 31, 1999 and must be jointly approved by the parties. Once approved, neither party can modify any Exhibit or Schedule without the other party's consent.

     13.15  Year 2000 Defects.

     Jackson/HMA shall be responsible for correcting any Year 2000 defect in the Assets and any other assets which are being sold, transferred or leased to Jackson/HMA pursuant to the Lease Assignment, the Contracts, this Agreement, or any bill of sale or other document, and for repairing or replacing any such assets damaged as a result of Year 2000 Defects. As used herein, the term "Year 2000 Defect" means the inability to perform any of the following functions: (i) to consistently handle date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) to function accurately without interruption (or disruption of other software or systems) before, during and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) to respond to two (2) digit date input in a way that resolves any ambiguity as to century; and
(iv) to store and provide output of date information in ways that are unambiguous as to century.

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

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers, all as of the date and year first above written.


                              METHODIST HEALTHCARE-
                              JACKSON HOSPITALS


                              By:   /s/ Cameron J. Welton
                                   -------------------------------------------
                              Title:   President
                                      ----------------------------------------

                              METHODIST HEALTHCARE

                              By:      Maurice W. Elliott
                                   -------------------------------------------
                              Title:    C.E.O.
                                      ----------------------------------------

                              METHODIST HEALTHCARE
                              CENTRAL MISSISSIPPI
                              MEDICAL ASSOCIATES


                              By:   /s/ Cameron J. Welton
                                   -------------------------------------------
                              Title:    President
                                      ----------------------------------------


                              HEALTH MANAGEMENT
                              ASSOCIATES, INC.


                              By:    /s/  Earl P. Holland
                                   -------------------------------------------
                              Title:   V. Chairman - C.O.O.
                                      ----------------------------------------


                              JACKSON HMA, INC.


                              By:   Earl P. Holland
                                   -------------------------------------------
                              Title:   V. Chairman - C.O.O.
                                      ----------------------------------------

                                       45